UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
1114 Avenue of the Americas
New York, New York 10036

October 21, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Monday, November 14, 2005. The meeting will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York.

The business to be considered is described in the attached notice of the meeting and Proxy Statement. In addition to these matters, we will present a report on the state of our company.

We hope you will be able to attend.

Sincerely,
Michael I. Roth
Chairman of the Board and Chief Executive Officer

THE INTERPUBLIC GROUP OF COMPANIES, INC.
1114 Avenue of the Americas
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 14, 2005

The Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. (“Interpublic”) will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, on Monday, November 14, 2005, at 9:30 A.M., Eastern Time, for the following purposes:

1.                To elect eight directors;

2.                To consider and act upon a proposal to adopt the Employee Stock Purchase Plan (2006) of the Company;

3.                To consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP as independent auditors of Interpublic for the year 2005;

4.                To consider and act upon a proposed stockholder resolution to arrange for the prompt sale of the Company to the highest bidder; and

5.                To transact such other business as may properly come before the meeting and any adjournment thereof.

The close of business on September 20, 2005 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

By Order of the Board of Directors,
Nicholas J. Camera
Secretary
Dated: October 21, 2005

Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

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THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY STATEMENT

GENERAL

Introduction

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic”) of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, at 9:30 A.M., Eastern Time, on Monday, November 14, 2005.

The address of Interpublic’s principal executive office is 1114 Avenue of the Americas, New York, NY 10036. This Proxy Statement and the enclosed form of proxy, together with Interpublic’s Annual Report to Stockholders, are first being sent to stockholders on or about October 21, 2005.

Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at The Interpublic Group of Companies Inc., 1114 Avenue of the Americas, New York, NY 10036, by delivering a later dated proxy, or by voting in person at the meeting. If you do not attend the Annual Meeting, or if you attend and do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 through 4. If no voting instructions are given with respect to any one or more of the items, a duly executed proxy will be voted on the uninstructed matter or matters as follows:

•       FOR the Board’s nominees for election as directors,

•       FOR the approval of the proposal to adopt the Employee Stock Purchase Plan (2006) of the Company;

•       FOR the confirmation of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent auditors for 2005, and

•       AGAINST the stockholder resolution to arrange for the prompt sale of the Company to the highest bidder.

A duly executed proxy also may be voted in the discretion of the proxy holders on any other matter submitted to a vote at the meeting.

Outstanding Shares

The record date for the Annual Meeting is September 20, 2005. The outstanding capital stock of Interpublic at the close of business on September 20, 2005 consisted of 430,141,313 shares of Common Stock and 7,475,000 shares of 5 3/8% Series A Mandatory Convertible Preferred Stock (the “Series A Preferred Stock”). Holders of Interpublic’s Common Stock are the only security holders entitled to vote at this meeting of stockholders. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of stockholders at the meeting. The following table sets forth information concerning direct and indirect beneficial ownership of Interpublic’s Common Stock as of December 31, 2004 (assuming no change in their beneficial ownership of Common Stock since the date indicated) by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class
AMVESCAP PLC	23,115,284	5.47%
11 Devonshire Square
London EC2M 4YR
Engalnd
AXA Financial, Inc.	42,312,272	10.0%
1290 Avenue of the Americas
New York, NY
Capital Research and Management Company	28,658,220	6.71%
333 South Hope Street
Los Angeles, CA 90071
Capital Group International Inc	22,275,090	5.30%
11100 Santa Monica Boulevard
Los Angeles, CA 90025
Pacific Financial Research, Inc	25,501,405	6.00%
9601 Wilshire Boulevard
Suite 800
Beverly Hills, CA 90210
Barclays Global Investors NA	22,668,039	5.25%
45 Fremont Street
San Francisco, CA 94105

(1)          The rules of the Securities Exchange Commission (“SEC”) deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days for example, through the conversion of notes.

(2)          Calculated based on the number of shares of Common Stock outstanding on December 31, 2004.

(3)          This disclosure is based on information supplied by AMVESCAP PLC and a number of its subsidiaries in a Schedule 13G filed with the SEC on February 15, 2005, in which AMVESCAP PLC and such subsidiaries report that collectively they have sole voting power with respect to 23,115,284 shares of Common Stock and sole dispositive power with respect to 23,115,284 shares of Common Stock.

(4)          This disclosure is based on information supplied by AXA Financial, Inc., primarily through Alliance Capital Management L.P., as well as a number of other affiliates, in a Schedule 13G filed with the SEC on March 10, 2005, in which AXA Financial, Inc. and such affiliates report that collectively they have sole voting power with respect to 21,198,110 shares of Common Stock and sole dispositive power with respect to 42,278,457 shares of Common Stock.

(5)          This disclosure is based on information supplied by Capital Research and Management Company (“Capital”) in an amended Schedule 13G filed with the SEC on February 14, 2005, in which Capital reported that it is an investment adviser that has sole dispositive power with respect to 28,658,220 shares of Common Stock including 2,664,220 shares issuable upon the conversion of 877,600 shares of the Series A Preferred Stock.

(6)          This disclosure is based on information supplied by Capital Group International Inc. (“CGI”) in an amended Schedule 13G filed with the SEC on February 14, 2005, in which CGI reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 18,708,850 shares of Common Stock and sole dispositive power with respect to 22,275,090 shares of Common Stock, including 563,140 shares issuable upon the conversion of 185,500 shares of Series A Preferred Stock.

(7)          This disclosure is based on information supplied by Pacific Financial Research, Inc. (“Pacific”) in an amended Schedule 13G filed with the SEC on February 11, 2005, in which Pacific reported that it is an investment adviser that has sole voting power with respect to 23,853,205 shares of Common Stock and sole dispositive power with respect to 25,501,405 shares of Common Stock.

(8)          This disclosure is based on information supplied by Barclays Bank PLC and a number of its affiliates in a Schedule 13G filed with the SEC on February 14, 2005, in which Barclays Bank PLC and such affiliates report that collectively they have sole voting power with respect to 20,890,747 shares of Common Stock and sole dispositive power with respect to 22,668,039 shares of Common Stock.

The following table sets forth information concerning the direct and indirect beneficial ownership of Interpublic’s Common Stock as of September 20, 2005 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner(1)(2)	Common Stock Ownership(2)(3)(4)(5)	Options Exercisable Within 60 Days	Total
David A. Bell	646,836	333,578	980,414
Frank J. Borelli	17,700	14,436	32,136
Reginald K. Brack	25,700	12,510	38,210
Jill M. Considine	16,200	12,510	28,710
Christopher J. Coughlin	0	0	0
Nick Cyprus	89,268	27,672	116,940
John J. Dooner, Jr.	1,027,770	826,913	1,854,683
Stephen A. Gatfield	27,479	0	27,479
Richard A. Goldstein	14,231	4,000	18,231
H. John Greeniaus	45,220	2,000	47,220
Michael I. Roth	625,990	2,000	627,990
J. Phillip Samper	25,720	14,436	40,156
David M. Thomas	2,400	0	2,400
All directors and executive officers as a group	2,564,514	1,250,055	3,814,569

(1)          On January 19, 2005, Michael Roth succeeded David Bell as President and Chief Executive Officer. Mr. Roth had been executive Chairman at Interpublic since July 2004.

(2)          Mr. Coughlin resigned his position as Chief Financial Officer from Interpublic, effective December 31, 2004.

(3)          The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under any of the 2004 Performance Incentive Plan, 2002 Performance Incentive Plan, the 1997 Performance Incentive Plan, the Interpublic Outside Directors’ Stock Incentive Plan and the Interpublic Non-Management Directors’ Stock Incentive Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(4)          No individual identified in the table has beneficial ownership of more than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group do not beneficially own more than 1% of the outstanding shares.

(5)          Includes for Mr. Bell 8,047 shares owned by a family trust and for Mr. Goldstein 800 shares owned by his spouse.

(6)          No executive officer or director of the Company is a beneficial owner of any shares of the Series A Preferred Stock.

Voting

Election of directors will be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. Approval of Items 2 through 4 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Interpublic’s transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted as shares present for the purpose of determining whether there is a quorum present for the conduct of business at the Annual Meeting. For Items 2 through 4, shares that are the subject of an abstention are included as shares entitled to vote on the matter and, therefore, have the same effect as a vote against the matter, and shares, if any, that are the subject of a broker non-vote with respect to a particular matter are not included as shares entitled to vote on that matter.

Stockholder Proposals To Be Presented At 2006 Annual Meeting

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 16, 2006, must be received by Interpublic by December 27, 2005, and must comply with applicable SEC regulations, in order to be considered for inclusion in Interpublic’s Proxy Statement and form of proxy relating to that meeting. If notice of a proposal intended to be presented at the Annual Meeting is not received by Interpublic before March 13, 2006, the persons named as proxies in Interpublic’s 2006 proxy material will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

1. ELECTION OF DIRECTORS

The Board of Directors, on the recommendation of the Corporate Governance Committee, has nominated the individuals listed below as its candidates for election as directors at the Annual Meeting.

Persons elected as directors at the Annual Meeting will hold office until the 2006 Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain biographical information concerning each of the nominees is provided below. All of the nominees are currently serving as directors of Interpublic. The Board of Directors believes that each of the nominees will be available and able to serve as a director. However, if for any reason any of the nominees is unable to serve, all proxies will be voted for the remainder of the nominees and, unless the size of the Board of Directors is reduced, for a replacement nominee designated by the Board of Directors having due regard for any recommendation of the Corporate Governance Committee.

The following information with respect to the principal occupation or employment, recent employment history, age and directorships in other companies is as of August 31, 2005, and has been furnished or confirmed to Interpublic by the respective nominees. The information provided also identifies the committees of the Board of Directors on which each director serves.

Chairman of the Executive Committee.

FRANK J. BORELLI has been a Senior Adviser to Stone Point Capital, a former wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”) since his retirement on January 2, 2001. Prior to that time he was Senior Vice President of Marsh & McLennan from January through December 2000 and was Senior Vice President and Chief Financial Officer from 1984 through 1999. He is a director of Express Scripts, Inc. and Genworth Financial, Inc. and was a director of Marsh & McLennan until September 30, 2000. Mr. Borelli is past Chairman and director of the Financial Executives International and is also a member of the Board of Trustees of the National Multiple Sclerosis Society, a Trustee of St. Thomas Aquinas College and Chairman of the Nyack Hospital. Mr. Borelli has been a director of Interpublic since 1995. Age 70.

Presiding Director. Member of the Executive Committee.

REGINALD K. BRACK is the Former Chairman and Chief Executive Officer of Time, Inc. From September 1994 to June 1997, Mr. Brack was Chairman of Time, Inc. and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack is also a director of Quebecor World, Inc. Mr. Brack has been a director of Interpublic since 1996. Age 66.

Chairman of the Compensation Committee. Member of the Audit, Executive and Corporate Governance Committees.

JILL M. CONSIDINE has been Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation since 1999. The Depository Trust & Clearing Corporation is a holding company that is the parent of various securities clearing corporations and The Depository Trust Company which is a large securities depository limited purpose trust company and clearing corporation. She was President of the New York Clearing House Association from 1993 to 1998. Ms. Considine served as Managing Director, Chief Administrative Officer and a member of the Board of Directors of American Express Bank, Ltd. from 1991 to 1993. She is a trustee of Atlantic Mutual Insurance Companies. She also is a director of Ambac Financial Group, Inc. Ms. Considine has been a director of Interpublic since February 1997. Age 60.

Chairman of the Corporate Governance Committee. Member of the Audit and Finance Committees.

RICHARD A. GOLDSTEIN became Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. in June 2000. He served as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to June 2000. Prior to that time, Mr. Goldstein served as Chairman and Chief

Executive Officer of Unilever Canada Limited from 1984 to 1989. He also is a director of Fiduciary Trust Company International and Continuum Health Partners. Mr. Goldstein has been a director of Interpublic since 2001. Age 63.

Chairman of the Finance and Audit Committees. Member of the Corporate Governance Committee.

H. JOHN GREENIAUS has been President of G-Force, Inc. since 1998. He was Chairman and Chief Executive Officer of Nabisco, Inc. from 1993 through 1997. Mr. Greeniaus has been a director of Interpublic since December 2001. He is a director of Primedia Inc. Age 60.

Member of the Audit, Compensation and Finance Committees.

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic, effective January 19, 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 13, 2004 to January 2005. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004. Mr. Roth has been a director of Interpublic since February 2002. He is also a director of Pitney Bowes Inc. and Gaylord Entertainment Company. Age 59.

J. PHILLIP SAMPER has been Founding Partner of Gabriel Venture Partners L.L.C. since December 1998 and was Chief Executive Officer and President of Avistar Systems Corp. from 1997 to October 1998. Prior to that time, Mr. Samper was Chairman, Chief Executive Officer and President of Quadlux, Inc. from 1996 to 1997. He was Chairman and Chief Executive Officer of Cray Research, Inc. during 1995 and was President of Sun Microsystems Computer Corporation from 1994 to 1995. Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper has been a director of Interpublic since 1990. Age 70.

Member of the Audit, Compensation and Corporate Governance Committees.

DAVID M. THOMAS has been the Executive Chairman of IMS Health Inc. (“IMS”) since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas is a director of Fortune Brands Inc. Mr. Thomas has been a director of Interpublic since October 2004. Age 56.

Member of the Audit and Corporate Governance Committees.

CORPORATE GOVERNANCE PRACTICES AND BOARD MATTERS

Corporate Governance Guidelines

Interpublic has a strong commitment to sustaining sound corporate governance practices. Interpublic’s Corporate Governance Guidelines are available free of charge on Interpublic’s website at http:/ /www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

Board Structure, Committees and Independence

Interpublic has ten directors, three of whom are employees of Interpublic or one of its subsidiaries (those employee directors are referred to in this Proxy Statement as “Management Directors”) and seven of whom are not employees of Interpublic or its subsidiaries (those non-employee directors are referred to hereinafter in this Proxy Statement as the “Non-Management Directors” or “Outside Directors”). The standing committees of the Board consist of the Executive Committee, the Finance Committee, the Compensation Committee, the Corporate Governance Committee and the Audit Committee. The activities of the Compensation Committee, the Corporate Governance Committee and the Audit Committee are each governed by a charter that is available free of charge on Interpublic’s website at http: //www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary. A description of the responsibilities of each standing Committee of the Board is provided in this Proxy Statement under the heading “Principal Committees of the Board of Directors”. All of the members of the Compensation Committee, the Corporate Governance Committee and the Audit Committee are Non-Management Directors. Of the seven Non-Management Directors, the Board has determined that Ms. Considine and Messrs. Brack, Goldstein, Greeniaus, Samper and Thomas are each independent under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the applicable rules of the SEC and the New York Stock Exchange (“NYSE”) listing standards (the “NYSE Listing Standards”). Under the NYSE Listing Standards, Mr. Borelli, Interpublic’s Presiding Director as described below, is not deemed to be independent because his son is a principal of Deloitte & Touche, to which Interpublic has outsourced its internal audit function. Mr. Borelli’s son is not engaged in providing services to Interpublic.

Presiding Director

Interpublic created the position of Presiding Director of the Board in November 2002. The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. Specifically, the Presiding Director convenes and chairs meetings of the Non-Management Directors, coordinates and develops the agenda for, and chairs executive sessions of, the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the Non-Management Directors regarding business issues and management, and coordinates and develops with the Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board together with the informational needs associated with those agendas and presentations. The Non-Management Directors have elected Mr. Borelli as Presiding Director for a second term of one year that began in March 2005.

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors that is not independent, then at least once annually, the Non-Management Directors should hold an executive session that includes only independent Directors. At the meeting of the Board in March 2005, the independent Directors met in executive session without Mr. Borelli. Ms. Considine served as the Chairperson of that executive session of the Non-Management Directors.

Communications with the Board of Directors and Non-Management Directors

Interested parties may contact Interpublic’s Board of Directors, or the Non-Management Directors as a group, at the following address:

Board of Directors or Non-Management Directors, as applicable

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Communications may also be sent to individual directors at the above address. Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the Chairperson of the Audit Committee. Other communications will be referred to the Presiding Director or the appropriate committee chairperson.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described in this Proxy Statement under the heading “Principal Committees of the Board of Directors—Corporate Governance Committee”.

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and shareholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers including the retention of search firms to identify candidates and to perform “background reviews” of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking. No search firms or other advisers were retained in the past fiscal year to identify director candidates.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•       their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the strategic challenges facing Interpublic and its industry as a whole;

•       their integrity and independence of judgment;

•       their ability and willingness to devote sufficient time to Board duties;

•       their qualifications for membership on one or more of the committees of the Board;

•       their potential contribution to the diversity and culture of the Board;

•       their educational background;

•       their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•       the needs of the Board and Interpublic; and

•       the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. The Corporate Governance Committee recently has extended the mandatory retirement age of a director from 70 to 74 years old in order to encourage continuity of Board membership at a time when Interpublic and its subsidiaries are engaged in an ambitious turnaround effort. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by each of the members of the Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Committee also reviews sitting directors whose terms are nearing expiration, and who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036. Any recommendations will be considered for the next annual election of directors in 2006. A recommendation should include the candidate’s name, biographical data and a description of his or her qualifications in light of the above criteria. If Interpublic receives in a timely manner, in accordance with the SEC requirements, any recommendation of a director candidate from a shareholder, or group of shareholders, that beneficially owns more than 5% of Interpublic’s Common Stock for at least one year as of the date of recommendation, as determined under SEC rules, Interpublic will disclose in its proxy statement the names of the recommending shareholder(s) and the candidate if the shareholder (or each member of the group) and the candidate consent in writing to that disclosure.

Principal Committees of The Board of Directors

Executive Committee—The Executive Committee is authorized, when the Board of Directors is not in session, to exercise all powers of the Board of Directors which, under Delaware law and the By-Laws of Interpublic, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors. Due to the frequency in number of meetings of the Board and other committees of the Board, the Executive Committee did not hold any meetings in 2004.

Finance Committee—The Finance Committee is authorized to review the financial affairs of Interpublic and make recommendations with respect thereto to the Board of Directors. It also approves capital budgets, guarantees by Interpublic of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee that administers the Interpublic Retirement Account Plan. The Finance Committee held one meeting in 2004.

Compensation Committee—The Compensation Committee is responsible for the adoption and periodic review of a remuneration strategy for Interpublic and its subsidiaries which ensures that executive compensation for key senior executives is designed to incentivize and reward long-term growth, profitability and return to stockholders. The Compensation Committee is responsible for approving the compensation paid to senior executives of Interpublic and its subsidiaries. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including long-term performance incentive awards under Interpublic’s 2004 Performance Incentive Plan, (4) insurance paid for by Interpublic or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements, (6) Special Deferred Benefit Agreements, (7) Interpublic’s Senior Executive Retirement Income Plan (“SERIP”), and (8) Interpublic’s Capital Accumulation Plan. The Compensation Committee also administers the 2004 Performance Incentive Plan (and its predecessors, the 2002 Performance Incentive Plan, the 1997 Performance

Incentive Plan, the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan), the 1986 United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1995). The Committee approves any newly adopted or major changes made to these plans and makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. The Committee also reviews initiatives of Interpublic and its subsidiaries to retain and develop key employees on an ongoing basis and coordinates, manages and reports to the Board on the annual performance evaluation of key executives of Interpublic. In addition, the Committee is authorized, if appropriate, to hire experts or other independent advisers or legal counsel to assist the Committee in the discharge of its duties. The Compensation Committee held six meetings in 2004.

Corporate Governance Committee—The Corporate Governance Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors and the membership and chairman of each Board committee. The other responsibilities of the Corporate Governance Committee include the establishment of criteria for membership on the Board and its committees, the review and recommendation to the Board as to the independence of Non-Management Directors under the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards, the evaluation on an annual basis of the collective performance of the Board and the Board’s committees, the recommendation to the Board of compensation and benefits for Non-Management Directors, and the review, the continual assessment and the recommendation to the Board of the best practices in corporate governance matters generally. The Corporate Governance Committee held six meetings in 2004.

The Audit Committee—The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to stockholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the internal and external audit processes. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, financial management and the Board. The Audit Committee also is responsible for the selection and retention of Interpublic’s independent auditors and the review of their compensation, subject to approval of the Board of Directors. Specific activities of the Committee are described in the Audit Committee Report below. In light of the importance of the Audit Committee, on the recommendation of the Corporate Governance Committee, each independent Non-Management Director is a member of the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee held seven meetings in 2004.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process. The Committee operates pursuant to a Charter approved by the Board. A copy of the Charter is included as Appendix A of this Proxy Statement.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, the independent auditor of Interpublic, is responsible for conducting annual audits and timely quarterly reviews of Interpublic’s consolidated financial statements and expressing an opinion as to the conformity of the annual consolidated financial statements with generally accepted accounting principles. With respect to the year ended December 31, 2004, the Audit Committee has:

•       Reviewed and discussed the audited consolidated financial statements with management;

•       Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•       Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•       Evaluated PricewaterhouseCoopers’ performance, qualifications and quality control procedures;

•       Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted, non-audit services performed by PricewaterhouseCoopers;

•       Established clear policies with management for the hiring of current or former employees of PricewaterhouseCoopers who participate in any capacity in Interpublic’s audit;

•       Overseen compliance with Interpublic’s Code of Ethics and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•       Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any significant deficiencies or material weaknesses relating to such internal accounting and financial reporting controls;

•  Overseen, with the assistance of outside counsel and a forensic accounting firm retained by the Audit Committee, the comprehensive review by management, Interpublic’s internal auditors and PricewaterhouseCoopers, of Interpublic’s previously reported financial results and the resulting restatement of Interpublic’s previously issued financial results;

•  Overseen, with the assistance of outside counsel and a forensic accounting firm retained by the Audit Committee, the internal investigations conducted by management and Interpublic’s internal auditors of potential employee misconduct and the Remediation Plan developed by management with respect thereto;

•       Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•       Discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 90 (Codification of Statements on Auditing Standards AU Section 380), as may be modified or supplemented; and

•       Received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2004.

Richard A. Goldstein, Chairman
Reginald K. Brack
Jill M. Considine
H. John Greeniaus
J. Phillip Samper
David M. Thomas

Attendance at Board of Directors and Committee Meetings

The Board of Directors has articulated in its Corporate Governance Guidelines its policy with respect to attendance of each director at Board meetings. Specifically, the Corporate Governance Guidelines provide that each director is expected to prepare for, attend and participate in, at least 75% of all meetings of the Board, absent special circumstances. The Board of Directors of Interpublic held twelve meetings in 2004 and committees of the Board held a total of twenty-one meetings. During 2004, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Stockholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Stockholders. However, other than Michael I. Roth, who did not attend the 2004 Annual Meeting, each director who is currently a member of the Board and who is standing for re-election attended the 2004 Annual Meeting.

Non-Management Directors’ Compensation

Each Non-Management Director receives as cash compensation for services rendered, an annual retainer of $40,000, an annual retainer of $2,000 for each committee on which he or she serves, a fee of $1,500 for each meeting of the Board attended and a fee of $1,500 for each committee meeting attended. The Chairperson of the Compensation Committee, the Chairperson of the Finance Committee and the Chairperson of the Corporate Governance Committee each receives an additional retainer of $7,500 per year and the Chairperson of the Audit Committee receives an additional retainer of $10,000 per year.

As Presiding Director of the Board, Mr. Borelli receives an annual retainer of $50,000, reduced from $200,000 effective March 2, 2005.

Each Non-Management Director also receives, as consideration for services rendered as a member of the Board, stock-based compensation under the Interpublic Non-Management Directors’ Stock Incentive Plan, which was approved by the stockholders in 2004 (the “Non-Management Directors’ Plan”) and replaced the Outside Directors Stock Incentive Plan (the “Outside Directors’ Plan”). The Non-Management Directors’ Plan to provide for an annual grant to each Non-Management Director of (i) 800 shares of Interpublic Common Stock that are not subject to transfer restrictions or forfeiture (the “Freely Tradeable Shares”) and (ii) at the election of each Non-Management Director, either (a) 1,600 restricted shares of Interpublic Common Stock (“Restricted Shares”) or (b) 1,600 restricted share units (“Share Units”). The Non-Management Directors’ Plan provides that the grants would be made each January, commencing with the year 2005, while the Non-Management Directors’ Plan remains in effect. With respect to the Restricted Shares, the recipient has all rights of ownership, including the right to vote and to receive dividends, except that, prior to the expiration of a three-year period after the date of grant (the “Restricted Period”), the recipient is prohibited from selling or otherwise transferring the shares.

With respect to the Share Units, and subject to the expiration of Restricted Period, each recipient has the right to receive at the time such recipient’s service as a director terminates, a cash payment in an amount equal to the fair market value of the corresponding number of shares of Common Stock. At the discretion of the Corporate Governance Committee the Share Units balance of a Non-Management Director may be credited with additional Share Units corresponding to any dividends that are paid from time on the Common Stock. If, on or after the first anniversary of the grant of the Restricted Shares or the Share Units, as applicable, the recipient’s service as a director terminates for any reason (including death) during the Restricted Period, the respective restrictions will lapse immediately in proportion that the number of months that have elapsed since the date of grant bears to the total number of months of the Restricted Period, and the remainder of such Restricted Shares or the remaining value of the Restricted Units, as applicable, will be forfeited. If the recipient’s service as a director terminates for any reason (including death) before the first anniversary of the date of grant, all such Restricted Shares and Share Units, as applicable, will be forfeited. The Corporate Governance Committee, which is responsible for the administration of the Non-Management Directors’ Plan, may in its discretion direct Interpublic to make cash payments to the recipient of Restricted Shares to assist in satisfying the federal income tax liability with respect to the receipt or vesting of the Restricted Shares.

On March 9, 2004, in accordance with the Outside Director’s Plan, each of Ms. Considine and Messrs. Borelli, Brack, Goldstein, Greeniaus, Roth and Samper received a grant of 800 Freely-Tradeable Shares of Common Stock and a grant of 1,600 Restricted Shares. On January 5, 2005, in accordance with the Non-Management Directors’ Plan, each of Ms. Considine and Messrs. Borelli, Brack, Goldstein, Greeniaus, Samper and Thomas received a grant of 800 Freely-Tradeable Shares and 1,600 Restricted Shares.

Mr. Goldstein and Ms. Considine each has an agreement with Interpublic for the deferral of all fees that the individual is entitled to receive as a director or as a member of any committee of the Board of Directors. The amounts deferred earn credits equivalent to interest in accordance with the terms of Interpublic’s Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements. Payments of the amounts deferred, together with accrued interest, will be made to the director, or his or her designated beneficiaries as the case may be, in a lump-sum upon the director’s death, disability or retirement from the Board.

Each Non-Management Director who, as of December 31, 1995, had accumulated at least five years of service is entitled to receive an annual retirement benefit under the Interpublic Outside Directors’ Pension Plan (the “Outside Directors’ Pension Plan”). In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit is equal to the amount of the annual retainer paid to the director as a Board member in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director’s years of service, up to a maximum of 15 years. In the event of the death of a director with a vested retirement benefit, the then present value of the director’s unpaid retirement benefits will be paid to the surviving spouse or the estate of the director. Effective December 31, 1995, the Outside Directors’ Pension Plan was terminated, except to the extent benefits were accrued prior to termination. As a result there have been no further accruals for the benefit of existing directors under the Outside Directors’ Pension Plan for subsequent years. Any director with fewer than five years of service on the date that the Plan was terminated will not receive any benefits under the Plan. Mr. Samper is the only current director entitled to receive benefits under the Outside Directors Pension Plan.

CODE OF CONDUCT

Interpublic has adopted a code of ethics, known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive

Officer, Chief Financial Officer, Controller and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any Director or executive officer. The Code of Conduct, including future amendments, is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

NYSE CERTIFICATION

In 2004, our CEO provided the Annual CEO Certification to the NYSE, required under Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Bell, who served as the Chief Executive Officer during 2004, (ii) each of the four most highly compensated executive officers of Interpublic other than CEO (based on aggregate salary and bonus in 2004), who were serving as executive officers on December 31, 2004 and (iii) Michael I. Roth, who became Chairman of the Board and Chief Executive Officer of Interpublic, effective January 19, 2005 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the three-year period ended on December 31, 2004. As used in this Proxy Statement, the executive officers of Interpublic include any director of Interpublic who served as the chief executive officer of McCann-Erickson WorldGroup, a significant operating unit of Interpublic.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary(2)(3)	Bonus(4)	Other Annual Compen- sation(5)	Restricted Stock Awards(6)	Securities Underlying Options(7)	LTIP Payouts(8)	All Other Compen sation(9)
David A. Bell(1)	2004	$1,000,000	$0	$66,381	$1,750,000	248,933	$0	$9,565
President and	2003	$1,000,000	$1,300,000	$75,658	$0	200,000	$0	$13,745
Chief Executive Officer, Director of Interpublic	2002	$1,000,000	0	0	$294,750	55,000	0	$212,472
Michael I. Roth(1)	2004	$446,212	$0	$0	$1,049,996	161,974	$0	$100,129
Executive Chairman,	2003	—	—	—	—	—	—	—
Director of Interpublic	2002	—	—	—	—	—	—	—
Christopher J. Coughlin(1)	2004	$800,000	$0	$0	$750,000	106,685	$0	$6,679
Executive Vice President,	2003	$433,333	$900,000	$0	$0	200,000	$0	$3,120
Chief Operating Officer, Chief Financial Officer and Director	2002	—	—	—	—	—	—	—
Nicholas Cyprus(1)	2004	$272,727	$2,005,000	$0	$1,249,997	118,797	$0	$83,026
Senior Vice President,	2003	—	—	—	—	—	—	—
Chief Accounting Officer	2002	—	—	—	—	—	—	—
John J. Dooner, Jr.	2004	$1,250,000	$1,000,000	$97,683	$375,000	53,342	$0	$78,020
Chairman and CEO of	2003	$1,250,000	$750,000	$73,029	$0	176,709	$0	$82,904
McCann-Erickson WorldGroup, Director of Interpublic	2002	1,250,000	0	80,046	$2,947,500	375,000	2,480,000	$9,927
Stephen Gatfield(1)	2004	$605,303	$1,327,500	$56,183	$317,400	30,000	$0	$255
Executive Vice President,	2003	—	—	—	—	—	—	—
Global Operations and Innovation	2002	—	—	—	—	—	—	—

(1)   On January 19, 2005, Michael Roth succeeded David Bell as Chief Executive Officer.

On January 19, 2005, Mr. Bell was appointed co-Chairman of Interpublic.

On July 13, 2004, Mr. Roth became Executive Chairman and his compensation is reported from and after that date.

On May 24, 2004, Mr. Cyprus was hired as Senior Vice President, Controller and Chief Accounting Officer and his compensation is reported from and after that date.

On June 16, 2003, Mr. Coughlin was hired as Executive Vice President and Chief Operating Officer and his compensation is reported from and after that date.

On April 1, 2004, Mr. Gatfield was hired as Executive Vice President, Global Operations and Innovation and his compensation is reported from and after that date.

(2)   The salaries of executive officers continuing to serve in the same position are generally reviewed every two years.

(3)   Does not include annual salary in the amount of $112,500 that Mr. Bell has elected to forgo in 2003 in consideration for the receipt of a Special Deferred Benefit Agreement which is more fully described in this Proxy Statement under the heading “Special Deferred Benefit Agreements”.

Does not include annual salary in the amount of $54,167 that Mr. Coughlin has elected to forgo in 2003 in consideration for receipt of a Special Deferred Benefit Agreement which is more fully described in this Proxy Statement under the heading “Special Deferred Benefit Agreements”.

(4)   The bonus shown for Mr. Cyprus in 2004 includes a cash sign-on bonus of $1,830,000 that was paid to him shortly after he was hired by Interpublic. Fifty percent of the bonus shown for Mr. Dooner was paid in April 2005 and the balance will be paid when the 2004 year-end financial statements for McCann-Erickson WorldGroup have been reported in final form and assessed. The bonus shown for Mr. Gatfield in 2004 includes a cash sign-on bonus of $750,000 that was paid to him shortly after he was hired by Interpublic. The bonus shown for Mr. Bell in 2003 includes a cash sign-on bonus of $100,000 that was paid to him shortly after he assumed the position of Chairman, CEO and President of Interpublic. The bonus in 2003 for Mr. Coughlin includes a sign-on bonus consisting of unrestricted shares of Interpublic Common Stock with a fair market value of $400,000 on June 16, 2003, his date of hire.

(5)   In accordance with SEC rules, information is shown in this column only if as to any named executive officer the aggregate value of perquisites and other personal benefits received during the year exceeds the lesser of (i) $50,000 and (ii) 10% of the named executive officer’s total salary and bonus for that year. SEC rules further require that if the value of perquisites and other personal benefits are required to be reported for any year, the type and amount of any perquisite or other personal benefit that exceeds 25% of total perquisites and other personal benefits must be described.

Other Annual Compensation for 2004 includes $31,278 in premiums for medical/dental coverage paid on behalf of Mr. Bell; $31,278 in premiums for medical/dental coverage paid on behalf of Mr. Dooner; and $25,000 in club dues and $22,156 in premiums for medical/dental coverage paid on behalf of Mr. Gatfield.

Other Annual Compensation for 2003 includes $28,755 in premiums for medical/dental coverage and $26,885 in respect of club dues paid on behalf of Mr. Bell (including a one-time club initiation fee); and $28,755 in premiums for medical/dental coverage and $19,108 in club dues paid on behalf of Mr. Dooner.

Other Annual Compensation for 2002 includes $28,272 in premiums for medical/dental coverage and $22,887 of club dues paid on behalf of Mr. Dooner.

(6)   The aggregate number and value of shares of restricted stock held by the named executive officers at December 31, 2004 (based on the closing price of the Common Stock on December 31, 2004) are as follows: Mr. Bell–209,466 shares ($2,806,844); Mr. Roth–87,187 shares ($1,168,305); Mr. Coughlin–53,342 shares ($714,783); Mr. Cyprus–87,351 ($1,170,503); Mr. Dooner–476,671 shares ($6,387,391); Mr. Gatfield–20,000 ($268,000). Mr. Bell and Mr. Dooner have announced publicly that they will not sell any of their shares of restricted stock when the transfer restrictions are released until the shares of Interpublic Common Stock reach a price of $20.00 per share.

The shares of restricted stock shown in the table as awarded to each named executive officer generally have at least a three-year vesting period, subject to the discretion of the Compensation Committee to release the restrictions not earlier than one year after the grant date, except for the following grants:

Mr. Cyprus received an award of 69,881 shares of restricted stock on May 24, 2004, 23,060 shares of which vested on May 24, 2005 and another 23,060 shares of which will vest on May 24, 2006. The balance will vest on May 24, 2007.

Mr. Gatfield received an award of 20,000 shares of restricted stock on April 15, 2004, all of which shares of which vested on April 15, 2005.

Dividends on restricted stock are paid on the same basis as ordinary dividends on the Common Stock. No ordinary dividends were paid on the Common Stock during 2004.

(7)   During 2003, Mr. Bell voluntarily agreed to the cancellation of 131,100 of the 256,100 shares of Interpublic’s Common Stock underlying stock options that he received in 2001. He relinquished these option awards with the express intent of permitting the underlying shares to be issued to other employees of Interpublic under the 2002 Performance Incentive Plan.

During 2003, Mr. Dooner voluntarily cancelled option awards with respect to 248,000 shares and 252,000 shares of Common Stock that were granted to him on March 24, 2000 and December 15, 2000, respectively. These awards are not required to be reported in this Proxy Statement but were reported in previous years. Mr. Dooner relinquished these grants with the express intent of permitting the underlying shares to be issued to employees of an Interpublic subsidiary under the 2002 Performance Incentive Plan.

In addition to Messrs. Dooner and Bell, several executives of Interpublic’s subsidiaries also voluntarily cancelled options with the express intent of permitting the underlying shares to be issued to other employees of Interpublic and its subsidiaries under the 2002 Performance Incentive Plan. Options to purchase a total of 1,350,348 shares were cancelled (including those awards described above for Messrs. Bell and Dooner).

(8)   Payouts under the Long-Term Performance Incentive Plan (“LTPIP”) prior to 2002 were made at the end of four-year performance periods. In 2002, the original 1999-2002 performance period was shortened to three years in order to institute a new performance plan. Payouts received in 2002 were calculated based on the value of the 1999-2001 performance period at the end of 2001 after giving effect to Interpublic’s restructuring costs taken in 2001.

(9)   All Other Compensation for 2004 consisted of: (i) the following amounts paid to the named executive officers: matching contributions under the Interpublic Savings Plan-Mr. Bell-$9,225; Mr. Coughlin-$6,150; Mr. Cyprus-$2,750; and Mr. Dooner-$9,225; (ii) premiums paid by Interpublic on group life insurance-Mr. Bell-$5,465; Mr. Roth-$129; Mr. Coughlin-$529; Mr. Cyprus-$276; Mr. Dooner-$1,032; and Mr. Gatfield-$255; (iii) supplemental compensation plan payout-Mr. Dooner-$17,763; (iv) annual contributions paid by Interpublic under the Interpublic Capital Accumulation Plan-Mr.Roth-$100,000; and Mr. Cyprus-$80,000; and (v) premiums paid by Interpublic on a life insurance policy for Mr. Dooner-$50,000.

Stock Option Grants In 2004

The following table provides information on grants of stock options in 2004 to the named executive officers and the estimated grant date present value of the options.

Individual Grants

Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(9)
David A. Bell	248,933	(2)	11.31%	$14.0600	05/18/14	$1,720,127
Michael I. Roth.	161,974	(3)	7.36%	$12.9650	07/16/14	$1,015,577
Christopher J. Coughlin	106,685	(4)	4.85%	$14.0600	05/18/14	$737,193
Nicholas Cyprus	118,797	(5)	5.40%	$14.3100	05/24/14	$835,143
John J. Dooner, Jr.	53,342	(6)	2.42%	$14.0600	05/18/14	$368,593
Stephen Gatfield	30,000	(7)	1.36%	$15.8700	04/15/14	$230,100

(1)          All options have a ten-year term and have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

(2)          Mr. Bell was granted a stock option award covering 248,933 shares of Common Stock on May 18, 2004. The option becomes exercisable as to (i) 82,147 shares of Common Stock on May 18, 2006, (ii) 82,147 shares of Common Stock on May 18, 2007 and (iii) 84,639 shares of Common Stock on May 18, 2008.

(3)          Mr. Roth was granted a stock option award covering 161,974 shares of Common Stock on June 16, 2004. The option becomes exercisable as to (i) 53,451 shares of Common Stock on July 16, 2006, (ii) 53,451 shares of Common Stock on July 16, 2007 and (iii) 55,072 shares of Common Stock on July 16, 2008.

(4)          Mr. Coughlin was granted a stock option award covering 106,685 shares of Common Stock on May 18, 2004. The option becomes exercisable as to (i) 35,206 shares of Common Stock on May 18, 2006, (ii) 35,206 shares of Common Stock on May 18, 2007, and (iii) 36,273 shares of Common Stock on May 18, 2008.

(5)          Mr. Cyprus was granted a stock option award covering 83,857 shares of Common Stock on May 24, 2004. The option becomes exercisable as to (i) 27,672 shares of Common Stock on May 24, 2005, (ii) 27,672 shares of Common Stock on May 24, 2006, and (iii) 28,513 shares of Common Stock on May 24, 2007. Mr. Cyprus received another stock option award covering 34,940 shares of Common Stock on May 24, 2004. The option becomes exercisable as to (i) 11,530 shares of Common Stock on May 24, 2006, (ii) 11,530 shares of Common Stock on May 24, 2007, and (iii) 11,880 shares of Common Stock on May 24, 2008.

(6)          Mr. Dooner was granted a stock option award covering 53,342 shares of Common Stock on May 18, 2004. The option becomes exercisable as to (i) 17,602 shares of Common Stock on May 18, 2006, (ii) 17,602 shares of Common Stock on May 18, 2007 and (iii) 18,138 shares of Common Stock on May 18, 2008.

(7)          Mr. Gatfield was granted a stock option award covering 30,000 shares of Common Stock on April 15, 2004. The option becomes exercisable as to (i) 9,900 shares of Common Stock on April 15, 2006, (ii) 9,900 shares of Common Stock on April 15, 2007, and (iii) 10,200 shares of Common Stock on April 15, 2008.

(8)          The grant date present value of each of the stock option awards to the named executive officers is calculated using the Black Scholes Option Pricing Model and assumes the options are held for six years. The option awarded to Mr. Gatfield on April 15, 2004 includes the following assumptions: volatility of 44.58%, dividend yield of 0% and risk-free rate of return of 3.89%. The options awarded to the named executive officers on May 18, 2004 include the following assumptions: volatility of 44.68%, dividend yield of 0% and risk-free rate of return of 4.32%. The options awarded to Mr. Cyprus on May 24, 2004 includes the following assumptions: volatility of 44.68%, dividend yield of 0% and risk-free rate of return of 4.31%. The option awarded to Mr. Roth on July 16, 2004 includes the following assumptions: volatility of 44.52%, dividend yield of 0% and risk-free rate of return of 3.93%.

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

The following table provides information on stock option exercises and the number and the year-end value of options held by the named executive officers.

	Shares Acquired		Number of Shares of Common Stock Underlying Unexercised Options At December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)(1)
Name	on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Bell	None	0	218,078	570,683	0	752,000
Michael I. Roth	None	0	0	165,974	0	70,459
Christopher J. Coughlin	None	0	50,000	0	0	0
Nicholas Cyprus	None	0	0	118,797	0	0
John J. Dooner, Jr.	None	0	668,840	719,451	448,214	664,426
Stephen Gatfield	None	0	0	30,000	0	0

(1)          Calculated based on the closing price of $13.400 for the Common Stock on December 31, 2004.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2004 regarding the shares of Common Stock issuable under Interpublic equity compensation plans:

Equity Compensation Plan Information

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Stock Options (a)	Weighted Average Exercise Price of Outstanding Stock Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(1)
Equity Compensation Plans Approved by Security Holders	38,646,208	$26.36	26,529,906
Equity Compensation Plans Not Approved by Security Holders(2)	840,075	$27.53	0

(1)          Includes 11,681,753 shares of Interpublic our common stock available for issuance under the Employee Stock Purchase Program (1995) (the “Stock Purchase Program”) as of December 31, 2004. The Stock Purchase Program expired by its terms on June 30, 2005, and consequently, these shares are no longer available for issuance.

(2)          Consists of special stock option grants awarded to certain True North executives following our acquisition of True North (“True North Options”). The True North Options were granted on August 23, 2001 at the fair market value of our common stock on the date of the grant. The terms and conditions of these stock option awards are governed by our 1997 Performance Incentive Plan which provides that stock options are exercisable as determined by the Compensation Committee of the Board of Directors. Generally, options become exercisable between two and five years after the date of the grant and expire ten years from the grant date. The True North Options vested approximately 40% and 30% on August 23, 2004 and August 23, 2005, respectively, and will vest approximately 30% on August 23, 2006.

EMPLOYMENT AGREEMENTS, TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

Each of the following named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic. The termination date of the respective employment agreements and the current annual salary of each of the named executive officers are set forth below:

Name	Salary	Termination Date
David A. Bell	$1,000,000	None	*
Michael I. Roth	1,100,000	None	*
Christopher J. Coughlin	800,000		**
Nicholas Cyprus	483,400	None	*
John J. Dooner, Jr.	1,250,000	None	*
Stephen J. Gatfield	850,000	None	*

*                    The executive’s employment has no termination date. We may in the manner described in the summary of the executive’s employment agreement below.

**             Mr. Coughlin’s Employment Agreement has been terminated. See “Employment Agreements Termination of Employment and Change-In-Control Arrangements—Termination and Change In Control Agreements—Christopher Coughlin Separation Agreement”.

David Bell Employment Agreement

Effective January 18, 2005, David Bell became Co-Chairman of Interpublic and entered into an employment agreement with Interpublic, replacing both his previous agreement with Interpublic and his employment agreement with True North Communications, Inc. (“True North”) to which Interpublic became a party when it acquired True North in June of 2001. The agreement provides that in addition to his annual salary in the amount indicated above, Mr. Bell will be eligible for an target annual bonus under the Annual Management Incentive Plan equal to 133% of his base salary, with the actual award between 0% and 200% of the target depending on the performance of Interpublic, his individual performance, and management discretion. The agreement also provides that Interpublic is obligated to (i) purchase an annuity on his behalf in the amount of $2 million, with the terms and conditions of payment of the annuity to be agreed upon between Interpublic and Mr. Bell and (ii) provide a car and driver and a garage space in New York City.

Under the agreement (i) Interpublic may terminate Mr. Bell’s employment with or without “cause” (as that term is defined in the agreement) and (ii) at any time after January 18, 2006, Mr. Bell may voluntarily terminate his employment upon providing the requisite notice to Interpublic. In the event of a termination of Mr. Bell’s employment by Interpublic without “cause,” he would continue to receive payment of his base salary for a period of 12 months and all employee benefits accorded to him prior to the termination of his employment, as well as suitable office space, the services of an assistant and a car and driver. In the event of a termination of Mr. Bell’s employment by Interpublic without “cause” or a voluntary termination, the agreement provides that (a) Mr. Bell shall become a consultant to Interpublic for a period of five years (the “Consulting Period”), subject to the right of Interpublic to terminate the consulting arrangement for “cause,” and (b) stock options grants and restricted stock awards previously awarded to Mr. Bell will fully vest on the date of the termination of Mr. Bell’s employment. During the Consulting Period, Mr. Bell is required to make himself available, upon reasonable notice, to provide services that are commensurate with his years of experience and level of skill for no more than the equivalent of ten full business days per quarter. As compensation for his consulting services, Mr. Bell will receive an annual consulting fee of $750,000. Upon termination for “cause,” Mr. Bell would be entitled to received his salary through the date of termination, but no other benefits under the agreement.

Michel Roth Employment Agreement

On July 13, 2004, in connection with becoming the Executive Chairman of Interpublic, Mr. Roth entered into an employment agreement, which provided for (i) an annual salary of $950,000, (ii) a target annual bonus under the Annual Management Incentive Plan equal to 133% of his base salary, with the actual award between 0% and 150% of the target depending Interpublic profits, his individual performance, and management discretion, (iii) a grant of restricted stock having an aggregate market value of $1,050,000 on the date of grant vesting on the third anniversary of the grant date, and (iv) a grant of options to purchase shares of Interpublic Common Stock having an aggregate market value of $1,050,000 on the grant date vesting in equal annual amounts on the second, third and fourth anniversaries of the grant date.

Mr. Roth’s agreement also provides that, commencing in 2005, he shall participate in the Company’s performance based long-term incentive programs with a total expected annual target award value of $2,100,000 provided in a manner consistent with those provided to other executives and may comprise stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee, with awards subject to performance and vesting terms and conditions consistent with those generally required of the executive team. In addition, the agreement provides that Mr. Roth is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual contribution of $100,000, (ii) an automobile allowance of $10,000, (iii) a club allowance of $20,000, (iv) a financial planning allowance of $2,500, and (v) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

After Mr. Roth, effective January 19, 2005, became the Chief Executive Officer of Interpublic in addition to the Chairman, Interpublic and Mr. Roth entered into a supplement to his employment agreement increasing his base salary to $1,100,000 and granting him (i) options to purchase 450,000 shares of Interpublic Common Stock vesting in three equal installments on the second, third and fourth anniversaries of the date of grant, and (ii) 450,000 shares of restricted stock, of which 150,000 shares will vest on the second anniversary of the grant date, subject to the Company achieving specified performance goals over such two year period, and 300,000 shares will vest on the fifth anniversary of the grant date, subject to the Company achieving specified performance goals over such five year period.

If Interpublic terminates Mr. Roth’s employment without “cause” (as defined in the agreement), he is entitled to receive a severance payment equal to the amount by which his annual salary rate exceeds the salary paid to him over the period beginning on the date such notice is given and ending on the employment termination date (the “Severance Period”). During the Severance Period, Mr. Roth will be entitled to receive all employee benefits accorded him prior to termination which are made available to employees generally until he accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Nicholas Cyprus Employment Agreement

On May 24, 2005, Interpublic entered into an employment agreement with Mr. Cyprus. The agreement provides that in addition to his annual salary in the amount indicated above, Mr. Cyprus will be eligible for a target annual bonus under the Annual Management Incentive Plan equal to at least 50% of his base salary, with a guaranteed minimum award for 2004 equal to 75% of the target award (without pro-ration) and with the actual award in future years dependent on the achievement of established performance criteria. Under the agreement, Mr. Cyrus received a cash sign-on bonus of $1,830,000, but which is subject to forfeiture if within two years either (i) Mr. Cyprus terminates his employment by Interpublic other than for “good reason” (as defined by the agreement) or (ii) Interpublic terminates his employment for “cause” (as defined by the agreement). In addition, the agreement provides that Mr. Cyprus is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual deferral of $80,000, (ii) a perquisite allowance of $45,000, (iii) in the event of his termination of his employment by Interpublic, other than for “cause”, post-termination personal and family medical coverage to age 65 at a level comparable with the coverage being provided by Interpublic to its active employees, and (iv) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for (i) a long-term incentive grant of restricted stock having an aggregate market value of $1,000,000 on the date of grant vesting in three equal annual amounts on the first, second and third anniversaries of the grant date, (ii) a long-term incentive grant of options to purchase shares of Interpublic Common Stock having an aggregate Black-Scholes value of $600,000 on the date of grant, vesting in three equal annual amounts on the first, second and third anniversaries of the grant date, (iii) a long-term incentive grant of restricted stock having an aggregate market value of $250,000 vesting on the third anniversary date of the grant date, and (iv) a grant of options to purchase shares of Interpublic Common Stock having an aggregate Black-Scholes value of $250,000 vesting in equal annual amounts on the second, third and fourth anniversaries of the grant date.

If Interpublic terminates Mr. Cyprus’ employment without “cause” (as defined in the agreement) or Mr. Cyprus terminates his employment for “good reason” (as defined by the agreement), (i) he will be entitled to the continued payment of his base salary for a period of 24 months if his employment is terminated on of before May 24, 2006, or for a period of 12 months if his employment is terminated thereafter (the “severance period”), and during the severance period, the payment of bonuses that become payable during the severance period and, unless he commences employment with another employer offering similar benefits, the continued receipt of all employee benefits accorded him prior to termination and (ii) the $1,000,000 restricted stock and the $600,000 stock option grants referred to above will become non-forfeitable. Mr. Cyprus may terminate his employment at any time by giving notice to Interpublic at least 45 days in advance.

John Dooner Employment Agreement

On January 1, 1994, Interpublic entered into an employment agreement with Mr. Dooner dated January 1, 1994. On April 1, 2000, Interpublic entered into a supplement to Mr. Dooner’s agreement increasing his base salary to $1,250,000. On November 7, 2002, Interpublic entered into a supplemental agreement with Mr. Dooner which provides for Interpublic to obtain a 10 year $10,000,000 term life insurance policy for Mr. Dooner and to pay the annual premiums of such policy, which shall be taxable income to Mr. Dooner.

If Interpublic terminates Mr. Dooner’s employment, other than for violating certain covenants contained in the agreement, (i) he will be entitled to the continued payment of his base salary for a period of 12 months. Mr. Dooner may terminate his employment at any time by giving notice to Interpublic at least twelve months in advance.

Stephen Gatfield Employment Agreement

On February 2, 2004, Interpublic entered into an employment agreement with Mr. Gatfield, which provided for the commencement of his employment to begin on April 1, 2004 (the “Commencement Date”). The agreement provides that in addition to his annual salary in the amount indicated above, Mr. Gatfield will be eligible for a target annual bonus under the Annual Management Incentive Plan equal to 100% of his base salary, with a guaranteed minimum award for 2004 equal to 50% of his base salary and with the actual award in future years up to a maximum of 150% of base salary depending Interpublic profits, his individual performance, and management discretion. Under the agreement, Mr. Gatfield received a cash sign-on bonus of $750,000. In addition, the agreement provides that Mr. Gatfield is entitled to (i) an automobile allowance of $10,000, (ii) a club allowance of $25,000, (iii) a financial planning allowance of $2,500, and (iv) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for (i) a grant of 20,000 shares of restricted stock vesting on the first anniversary of the grant date and (ii) a grant of options to purchase 30,000 shares of Interpublic Common Stock, vesting in equal annual amounts on the second, third and fourth anniversaries of the grant date.

Interpublic may terminate Mr. Gatfield’s employment without “cause” (as defined in the agreement) after the second anniversary of the Commencement Date and Mr. Gatfield terminates his employment for “good reason” (as defined by the agreement), which, under either event he is entitled to the continued payment of his base salary for a period of 12 months (the “severance period”), and during the severance period, the payment of bonuses that become payable during the severance period and, unless he commences employment with another employer offering similar benefits, the continued receipt of all employee benefits accorded him prior to termination. During the Severance Period, (i) Mr. Gatfield will be entitled to the payment of any bonuses that become payable during the severance period and, unless he commences employment with another employer offering similar benefits, the continued receipt of all employee benefits accorded him prior to termination and (ii) the restricted stock and stock option grants referred to above will continue to vest. Mr. Gatfield may terminate his employment at any time by giving notice to Interpublic at least 45 days in advance.

Deferred Benefit Arrangements

Bell Deferred Compensation Arrangement

Mr. Bell is a participant in the True North Communications Inc. Deferred Compensation Plan, which provides that if he dies while he is employed by Interpublic, his beneficiaries will receive $60,000 annually for 15 years. In addition, upon Mr. Bell’s retirement at any age or the termination of his employment Interpublic will pay him (or in the event of his death, his beneficiaries) $60,000 per year for 15 years.

Special Deferred Benefit Agreements

Each of the following named executive officers has entered into special deferred benefit agreements with Interpublic as described below.

In 2003, Mr. Bell entered into an agreement with Interpublic which provides that if he dies while he is employed by Interpublic $232,500 per year will be paid to his beneficiaries for 15 years following his death. In addition, if he retires, resigns or is no longer in the employment of Interpublic (other than by reason of his death) on or after his 68th birthday, but before his 69th birthday, he will receive payments of $204,600 per year for a period of 15 years, and if he retires, resigns or is no longer in the employment of Interpublic (other than by reason of his death) on or after his 69th birthday, he will receive payments of $232,500 per year for a period of 15 years. If he ceases to be employed by Interpublic prior to his 68th birthday for any reason other than his death, he will receive a lump sum payment of $150,000 for each full year (and a pro-rata portion for each partial year) that he was employed by Interpublic beginning from the date he entered into the agreement.

After Mr. Bell’s employment terminates, if he were to die before all applicable payments were made under the agreement, Interpublic would make the remaining payments to his beneficiaries.

Mr. Dooner is a party to three agreements which in the aggregate provide that if he dies while he is employed by Interpublic $2,186,000 per year will be paid to his beneficiaries for 15 years following his death. In addition, if Mr. Dooner’s employment is terminated due to him becoming disabled $2,186,000 per year will be paid to him for 15 years following such termination. Alternatively, if he retires, resigns or is otherwise no longer in the employment of Interpublic (other than by reason of his death) he will receive payments for 15 years ranging from $930,200 to $2,186,000 per year, depending upon the year his employment terminates. Mr. Dooner is a party to a fourth agreement that provides that if he dies while he is employed by Interpublic, $240,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer in the employment of Interpublic (other than by reason of his death) on or after his 56th birthday he will receive payments for 15 years ranging from $153,600 to $240,000 per year, depending upon the year his employment terminates. In the event Mr. Dooner’s employment terminates prior to his 56th birthday (other than by reason of death), he will be paid lesser sums but not less than an aggregate of $700,000. Interpublic also has entered into an agreement with Mr. Dooner which provides that (i) if he dies while he is employed by Interpublic, his beneficiaries will receive $88,500 annually for 15 years, (ii) if his employment is terminated due to him becoming disabled, $88,500 per year will be paid to him for 15 years following such termination or (iii) upon his retirement he will receive retirement benefits at the rate of $88,500 per year for 15 years.

After Mr. Dooner’s employment terminates, if he were to die before all applicable payments were made under these agreements, Interpublic would make the remaining payments to his beneficiaries.

Mr. Coughlin is a party to an agreement with Interpublic that provides if he dies while employed by Interpublic, his beneficiaries will be paid $200,000 per year for 15 years. If he retires from employment with Interpublic on or after his 60th birthday, Interpublic will make payments to him for 15 years of $200,000 per year, and if he retires, resigns or is terminated from employment with Interpublic on or after his 59th birthday but prior to his 60th birthday, he will receive payments for 15 years of $176,000 per year. If he ceased to be employed by Interpublic (other than by reason of death) prior to his 59th birthday, he will receive lesser sums but not less than $75,000. If his employment is terminated prior to June 16, 2005 (other than for cause or voluntary resignation), then in addition to any other payments to which he would be entitled under the agreement he would receive an annuity payment of $50,000 per year for 15 years commencing on his 60th birthday.

Mr. Coughlin’s employment with Interpublic was terminated on December 31, 2004. In accordance with the terms of his agreement with Interpublic described in the previous paragraph, Mr. Coughlin will receive $168,548 to be paid in 21 equal monthly installments.

Termination and Change in Control Agreements

Christopher Coughlin Separation Agreement

Effective December 31, 2004, Mr. Coughlin resigned from all positions that he held at Interpublic and its subsidiaries. In connection with his resignation, Mr. Coughlin entered into a Confidential Separation Agreement and General Release with Interpublic (the “Separation Agreement”).

The Separation Agreement provided that Mr. Coughlin would remain eligible for his annual bonus under the Interpublic Annual Management Incentive Plan and to defer amounts under his Special Deferred Benefit Agreement described above under the heading “Deferred Benefit Arrangements—Special Deferred Benefit Agreements”.

In addition, the Separation Agreement accelerated the vesting of 50,000 stock options (25% of the 200,000 stock options granted to Mr. Coughlin upon the commencement of his employment by Interpublic) and allowed the accelerated options to remain exercisable for a 90-day period following December 31, 2004. The balance of these options were forfeited.

Executive Severance Agreements

Interpublic has entered into an agreement with each of the named executive officers, other than Mr. Bell, pursuant to which a cash severance payment would become payable to the executive individual if, within two years after a “change of control,” (i) the executive’s employment is terminated by Interpublic other than for “cause” or (ii) the executive resigns for “good reason.”

The agreements provide that a “change of control” occurs if: (a) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 30% or more of the combined voting power of Interpublic’s then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of Interpublic) or an agreement to sell or dispose of all or substantially all of the business or assets of Interpublic; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Under the agreements, Interpublic shall have “cause” to terminate an executive, following a “change of control”, if the executive: (a) engages in conduct that constitutes a felony and that results in the personal enrichment of the executive at Interpublic’s expense; (b) refuses to substantially perform his responsibilities for Interpublic; or (c) deliberately and materially breaches any agreement between himself and Interpublic and fails to remedy that breach within a 30-day cure period. An executive may resign for “good reason” following a “change in control” if, without his consent, in any circumstance other than his disability, his office in Interpublic or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the “change of control” or the individual should determine in good faith that Interpublic had, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, Interpublic and Interpublic failed to cure such situation within 30 days after written notice from the individual.

The severance payment to which an executive, other than Messrs. Cyprus and Gatfield, would be entitled is equal to three times the individual’s average annual compensation during the two calendar years ended prior to the date of a “change of control”. Messrs. Cyprus and Gatfield are entitled to receive two times such executive’s average annual compensation. In addition, each executive is entitled to receive a partial annual bonus based on the most recent bonus paid to such executive within the two years preceding the year such executive is terminated prorated for the elapsed portion of the year in which employment terminated. In general, if no bonus was paid to an executive in such prior years, such executive would be entitled to a pro rata bonus based on the greater of the last bonus actually awarded to such executive and the target bonus award established for such executive. The average compensation used in calculating the severance payment would be the executive’s taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of Interpublic.

Each agreement also provides that if the executive’s employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of Interpublic or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of Interpublic or any of its subsidiaries on the date the individual’s employment terminates.

The agreements give the executive an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Also under the severance agreements, sums previously deferred by the executive pursuant to employment agreements and under the Management Incentive Compensation Plans and amounts payable under Special Deferred Benefit Agreements would become payable within 30 days following a “change of control” if the individual has elected to receive the distribution prior to the “change of control.”

In accordance with the terms of the Separation Agreement between Mr. Coughlin and Interpublic, Mr. Coughlin’s Executive Severance Agreement was terminated, effective December 31, 2004.

The Interpublic Senior Executive Retirement Income Plan

Effective as of August 1, 2003, Interpublic established a Senior Executive Retirement Income Plan (“SERIP”) to provide U.S.-based senior executives of Interpublic and its subsidiaries with certain retirement benefits. This new plan is intended to replace Interpublic’s prior program of providing Special Deferred Benefit Agreements to key executives selected by the Compensation Committee. In general, under the SERIP, Interpublic will provide an eligible participant with a monthly payment for 15 years beginning upon the termination of the executive’s employment at age of 60 and after any non-competition and non-solicitation agreements of the executive have expired. However, a participant who is at least age 55 and who has completed at least five years of participation in the SERIP may elect to receive a reduced benefit. Each participant must execute a Participation Agreement that provides for the amount of the annual benefit to be paid. Generally, at the end of three years of participation in the SERIP, 30% of the annual benefit is vested, with the vested portion increasing by 10% for the next seven years. However, if the executive breaches a non-competition or non-solicitation agreement, the executive’s entire vested benefit is subject to forfeiture. Any participant who is a party to a Special Deferred Benefit Agreement at the time the participant begins to participate in the SERIP is deemed to have participated in the SERIP for up to three years. Any portion of a participant’s benefit that is not vested will be forfeited upon termination of employment.

An executive who becomes disabled will continue to participate fully in the SERIP until the executive’s employment terminates. If an executive dies before his benefit is fully vested, the participant’s beneficiaries will be entitled to only the vested portion of the benefit.

Of the named executive officers, only Mr. Gatfield participates in the SERIP. Under his Participation Agreement, Mr. Gatfield will be entitled to receive an annual payment of $200,000 per year. This benefit will become fully vested on April 14, 2014.

The Interpublic Capital Accumulation Plan

Effective as of August 1, 2003, Interpublic established a Capital Accumulation Plan (“CAP”) to provide deferred compensation to senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “Committee”). This new plan is intended to replace Interpublic’s prior program of providing Special Deferred Benefit Agreements to key executives. Under the plan, a participant receives an annual credit of a specified dollar amount on December 31 of each year that the participant continues to be employed by Interpublic. The credited amount accrues interest each year at an applicable interest rate which can be adjusted upward or downward at the discretion of the Committee. This account balance becomes fully vested as to both prior and future dollar and interest credits when the executive has completed three years of participation in the CAP, except that all interest credits are subject to forfeiture if the executive breaches a non-competition or non-solicitation agreement. Any portion of a participant’s benefit that is not vested will be forfeited upon termination of employment.

The vested account balance will be distributed following termination of employment with Interpublic and its subsidiaries and the expiration of any non-competition and non-solicitation agreements of the executive at such time as the executive shall elect. Unless otherwise specified by the participant, the vested account balance will be paid by Interpublic in a lump sum payment. Alternatively, a participant whose employment terminates after age 55 and who has completed at least five years of participation in the CAP may elect a distribution in monthly installment over a period of between 10 and 15 years. Each participant must execute a Participation Agreement that specifies for the amount of the annual credit. An executive who becomes disabled will continue to participate fully in the CAP until the executive’s employment terminates. An executive who dies before his account balance is vested will forfeit the entire account balance.

Of the named executive officers, only Messrs. Cyprus and Roth participate in the CAP. Under Mr. Cyprus’ Participation Agreement, he is entitled to an annual credit of $80,000 and his account balance will fully vest on May 15, 2007. Under Mr. Roth’s Participation Agreement, he is entitled to an annual credit of $100,000 and his account balance will fully vest on May 15, 2007. During 2004, interest was credited at the rate of 4.25%.

Retirement Plan

As of January 1, 1992, Interpublic adopted the Interpublic Retirement Account Plan to provide benefits under a “cash balance formula” to employees of Interpublic and most of its domestic subsidiaries who have at least five years of service. Each year a participant’s account balance is credited with an amount equal to a percentage of the participant’s annual compensation and interest credits. The percentage of annual compensation varies based on the sum of the participant’s age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year U.S. Treasury bill rate plus 1 percentage point, compounded quarterly, and are guaranteed to be at least 5% per year, compounded quarterly.

Until July 31, 1987, employees of Interpublic and most of its domestic subsidiaries were entitled in general to receive at retirement a monthly retirement benefit pursuant to a defined benefit pension formula computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%.

Beginning July 31, 1987, the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year’s compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.

Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an “opening cash balance” as of January 1, 1992. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant’s benefit under the cash balance formula or (2) the participant’s accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula.

Employees joining Interpublic after December 31, 1991, were eligible to accrue benefits only under the cash balance formula.

With certain minor exceptions, “compensation” under the career average formula as well as the cash balance formula includes all compensation subject to federal income tax withholding. Annual compensation for pension accruals since December 31, 1988 has been limited by federal tax law.

As of March 31, 1998, Interpublic froze benefit accruals under the Interpublic Retirement Account Plan and participants whose benefits were not already vested became fully vested as of April 1, 1998. Retirement account balances as of that date will continue to be credited with interest until benefits begin in accordance with the generally applicable Plan provisions, but additional Company allocations have been discontinued as of March 31, 1998.

Effective April 1, 1998, employees with five or more years of Retirement Account Plan participation began to participate in a new Compensation Plan. Under the New Compensation Plan, an account is established for each eligible employee and credited with up to ten annual allocations depending on the employee’s years of participation in the Retirement Account Plan. Each annual allocation approximates the discontinued allocations under the Retirement Account Plan. In general, the balance in each employee’s account begins to vest gradually after five years of participation in the new Compensation Plan. Payouts generally are made while the employee is still employed by Interpublic or one of its subsidiaries.

Mr. Dooner is the only eligible participant in both the Retirement Account Plan and the New Compensation Plan. The estimated annual retirement benefit that Mr. Dooner would receive at the normal retirement age of 65 years old, payable as a straight life annuity under the Interpublic Retirement Account Plan is $62,185. Alternatively, Mr. Dooner could take the benefit as a lump sum estimated at $740,292.

Under the New Compensation Plan, Mr. Dooner will receive, prior to normal retirement age, a total distribution in the amount of $108,500.

Messrs. Bell, Coughlin, Cyprus Gatfield and Roth each were hired by Interpublic after the Retirement Age Account Plan was frozen and accordingly is not entitled to receive any benefits under the Interpublic Retirement Account Plan or the New Compensation Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Governance

As the Compensation Committee, we are responsible for approving compensation awarded to senior corporate and operating executives, including the named executive officers, and authorizing all awards under Interpublic’s 2004 Performance Incentive Plan. We operate under a written charter adopted by the Board of Directors and available on Interpublic’s web site, and comprise three non-employee directors in accordance with the Committee’s Charter. Each Committee member qualifies as an independent director as defined by the New York Stock Exchange listing standards, a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” under Section 162(m) of the Internal Revenue Code.

As a Committee, we approve policies under which compensation is paid or awarded to Interpublic’s executives, and individually review the performance and compensation levels of, and all compensation actions pertaining to, Interpublic’s senior executive group, including the Chairman and Chief Executive Officer. Annually, we evaluate and revise, as necessary, the Company’s compensation philosophy and approaches, including the fixed and variable elements of total compensation, and the design of incentive compensation programs.

During 2004, we engaged Hewitt Associates to provide independent counsel to the Committee and Board on executive compensation and talent management matters, both generally and specific to our industry. Hewitt Associates’ selection was the result of a review of proposals from three highly-regarded firms, and represented a change from prior consulting relationships. We will assess this relationship annually.

Working with the Committee and management, Hewitt Associates provided valuable input to the Committee in the form of latest trends and policies noted in other world-class compensation committees and has provided independent perspectives on a wide variety of talent-related topics. Early in 2005, we completed a self-assessment of the Committee’s capabilities and performance and we intend to repeat this process annually.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for compensation paid to the executive officers listed in the Summary Compensation Table on page 15  (the “named executive officers”). Compensation in excess of $1 million is deductible only if requirements are met that qualify the compensation as performance-based. Our policy is to comply with the requirements of Section 162(m) except where we determine that compliance is not in the best interests of the Company and its shareowners. The Company’s stock option grants currently meet the performance-based requirements under Section 162(m). The Company’s 2004 restricted stock grants do not meet the performance-based requirements under Section 162(m).

The February 2005 grant of performance-based restricted shares, discussed below, to Mr. Roth exceeded the individual award limit under the 2004 Performance Incentive Plan, resulting in a portion of this award being non-tax deductible under 162(m). The Committee nevertheless concluded that this award was appropriate in light of Mr. Roth’s promotion, the degree of stretch inherent in the related performance objectives, and its preference for using performance-based restricted shares rather than time-vested restricted stock.

Compensation Philosophy

The Company’s executive compensation programs have been designed to attract, retain and motivate the executive resources necessary to Interpublic’s long-term success and the creation of shareholder value. In evaluating and administering Interpublic’s executive compensation program, we are guided by three key principles:

•       Alignment with shareholders:   Compensation should align the interests of executives and shareholders through the use of equity-based compensation and performance-based awards.

•       Performance-based:   Compensation should emphasize pay-for-performance by placing a significant portion of total compensation “at risk,” the payout of which is tied to the financial performance of the Company and the achievement of other critical objectives.

•       Market-based:   Total compensation levels should be competitive with those at other advertising and marketing service companies, and within other relevant executive labor markets as appropriate.

We find it is more appropriate to compare our compensation programs to those of competitors for talent, rather than limit our focus to the companies that make up the Peer Group used in the Stock Performance Graph on page 35. Important to this consideration is the limited amount of competitive pay data available for Interpublic’s direct competitors and the fact that, for some positions, the Company competes for executive talent within a broader labor market.

The Company’s overall compensation program comprises three principal elements: base salary, annual incentives, and long-term incentives that include stock options and restricted stock awards. An overview of each of the major compensation program elements follows.

Base Salary

Each year, we determine the base salaries for the Chairman and Chief Executive Officer, senior executive officers reporting to the Chief Executive Officer, and selected other senior executive positions. We consider several quantitative and qualitative factors when determining base salaries, including the executive’s individual performance, level of responsibility, tenure, prior experience, and a comparison to base salaries paid for comparable positions within the Company and multiple compensation survey groups comprising comparably-sized advertising, marketing, and general service industry companies with similar client focus and talent strategies. For many of the senior executives, salary is fixed by contract, which Interpublic has the ability to increase, but not decrease.

For 2004, base salaries for Named Executive Officers were not increased.

Annual Incentives

Annual incentive awards to senior executives are made under the shareholder-approved 2004 Performance Incentive Plan (the “2004 PIP”). For purposes of bonus awards, the executive officers of Interpublic participate in the Interpublic corporate bonus pool, unless they are affiliated with one of Interpublic’s operating units, in which case they participate in that operating subsidiary’s bonus pool. The 2004 PIP limits the bonus amount that may be earned by any one individual to $5 million. For named executive officers, awards are earned under Committee-approved formulas that meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code, and we retain the right to exercise negative discretion and reduce the bonus amount based on our further assessment of performance for the previous calendar year.

The size of 2004 bonus pool for corporate and the operating units reflected each unit’s specific operating results and progress toward improving future operating performance.

Long-Term Incentives

Long-term incentive awards are made under the 2004 PIP. In 2004, we approved grants of stock options and/or restricted stock to officers and key employees of Interpublic and its subsidiaries. Such awards are designed to focus the recipients on the long-term performance of Interpublic and align their interests with our shareholders.

Beginning in 2004, the Company has significantly shifted the long-term incentive mix away from stock options toward restricted stock and also dramatically reduced the number of stock option recipients. This shift was in response to labor market trends, changes in stock option accounting requirements that take affect in 2005, and our assessment of the appropriateness and effectiveness of the respective types of award for different employee groups. We intend to introduce performance-based stock awards for senior executives in 2005.

Stock options, when granted are on such terms as are approved by our Committee, provided that the term of the option may not exceed ten years and the exercise price may not be less than the fair market price of the Common Stock on the date of grant. The majority of stock options granted in 2004, and all stock options granted to executive officers in 2004, vest in increments of one-third on the second, third and fourth anniversaries of the date of grant. Grants to the named executive officers are shown in the Option Grant Table on page 18.

The sale or transfer of shares granted as restricted stock are typically restricted for a period of three years from date of grant and are generally forfeited if the executive should leave the employment of Interpublic before the restrictions expire, unless we as a Committee determine otherwise.

In determining grants of stock options and restricted stock, we consider each executive’s current total compensation, recent performance, expected future contributions and impact on shareholder value, equity grant history, and potential retention risk; competitive need to provide equity-based compensation to a given position; and Interpublic’s financial performance. We also review outside survey data that describe the equity grant practices within Interpublic’s relevant labor markets.

Other Programs

The Company also provides its officers and key managers with life and medical insurance, retirement savings and compensation deferral programs, perquisites, and other benefits that are competitive with market practices (disclosed on pages  21 through 29 of this proxy statement). As part of our review of senior executive compensation, we assess the appropriateness of these plans and the level of participation annually.

CEO and Chairman Compensation and Evaluation

For 2004, we elected not to adjust Mr. Bell’s salary and it remained at $1,000,000 for the year. After considering the Company’s 2004 financial performance, including reviewing performance relative to Earnings per Share (EPS) and revenue objectives, we decided not to grant Mr. Bell an annual incentive award for 2004.

In May 2004, we awarded Mr. Bell 124,466 shares of restricted stock, which vest in full three years after the grant date. In addition, the Committee awarded Mr. Bell 248,933 stock options with an exercise price of $14.06, based on the average of the high and low market prices of Interpublic Common Stock on the May 18, 2004 grant date. These stock options become exercisable in increments of one-third on the second, third and fourth anniversaries of the date of grant.

As a result of these compensation actions, we believe Mr. Bell’s total compensation was appropriate to his role and performance relative to external market practices and the compensation levels for similar positions at other like-sized advertising, marketing and service companies. We also believe these actions ensured that his total compensation would have the appropriate level of performance sensitivity.

Michael I. Roth was named Chairman of Interpublic on July 13, 2004. After considering data and counsel from Hewitt Associates related to appropriate pay levels and form to non-CEO Chairmen in other publicly-held companies, and Mr. Roth’s compensation relative to Mr. Bell’s as CEO, we approved an employment agreement with Mr. Roth that set his base salary at $950,000, provided him with a $100,000 annual contribution to a Capital Accumulation Account, granted him 161,974 stock options with an exercise price equal to the then current fair market price for Interpublic stock and vesting in equal parts on the second, third and fourth anniversaries of their grant, and granted 80,987 shares of restricted stock that vest on the third anniversary of their grant. In addition, after considering the Company’s 2004 financial performance, including reviewing performance relative to Earnings per Share (EPS) and revenue objectives, we decided not to grant Mr. Roth an annual incentive award for 2004.

On January 19, 2005, Mr. Roth was promoted to Chairman and Chief Executive Officer of the Company. In conjunction with this promotion, we, with the support of all non-employee directors of the Company, approved several amendments to his employment agreement. These pay-related actions were based on an assessment of competitive data for CEOs of comparable companies, advice from Hewitt Associates, and consideration of the Company’s ongoing priorities and desired results and consisted of the following:

•       An increase in Mr. Roth’s annual base salary from $950,000 to $1,100,000, effective January 19, 2005.

•       A grant of options (the “Options”) to purchase 450,000 shares of Interpublic Common Stock at an exercise price of $13.645 per share, based on the average of the high and low market prices of Interpublic Common Stock on the February 14, 2005 grant date. The Options will vest and become exercisable in three equal annual installments of 150,000 on the second, third and fourth anniversaries of the grant date, subject to Mr. Roth’s continued employment with Interpublic through the applicable vesting date, and will vest automatically on a change of control of Interpublic in accordance with the terms of the 2004 PIP. On any termination of Mr. Roth’s employment with Interpublic, any unvested Options will be forfeited.

•       A grant of 450,000 performance based restricted shares (the “Restricted Shares”) under the 2004 PIP. At grant, the Restricted Shares had an aggregate value of $6,120,000 and a risk-adjusted value of $4,500,000. The Restricted Shares will only vest if certain performance conditions are met (subject to accelerated vesting of a portion of the Restricted Shares on a change of control of Interpublic, as described below). In particular:

•       150,000 of the Restricted Shares will vest on the second anniversary of the grant date, subject to Mr. Roth’s continued employment with Interpublic through such date, if: (1) Interpublic attains cumulative constant dollar revenue reflecting average annual growth of 4.5% or better in
2005–2006; (2) in 2006, Interpublic’s growth equals or exceeds 5%; and (3) Interpublic’s average operating margins during 2005 and 2006 are at 10.5% or higher. In the event these performance targets are not achieved, these restricted shares are forfeited.

•       300,000 of the Restricted Shares will vest on the fifth anniversary of the grant date, subject to Mr. Roth’s continued employment with Interpublic through such date, if: (1) Interpublic’s average constant-dollar revenue growth for the 2007–2009 period is 6.3% or higher; (2) during 2009, constant dollar revenue growth is at least 7%; (3) Interpublic’s average operating margins during the period from 2007–2009 are at 14.7% or higher; (4) cumulative constant dollar revenue during the period from 2005–2010 is $35.6 billion or greater; and (5) cumulative operating income during the period from 2005–2010 is $4.7 billion or greater. In the event these performance targets are not achieved, these restricted shares are forfeited.

The Board of Directors of Interpublic retains discretion to make adjustments to the performance goals in the event of extraordinary corporate events, such as acquisitions or divestitures.

If Mr. Roth’s employment terminates for any reason prior to the vesting of the Restricted Shares, the unvested Restricted Shares will be forfeited. A pro rata portion of any unvested portion of the Restricted Shares will vest in the event of a “change of control” of Interpublic, as such term is defined in Mr. Roth’s executive severance agreement described in greater detail on page 26  of this proxy statement. The pro-rata portion will be determined based on a fraction the numerator of which will equal the number of months elapsed since the grant date plus 12 and the denominator equal to 60.

Executive Compensation for 2005

For 2005, we expanded on the three key principles articulated early in this report. These expanded principles provide direction related to the Company’s general people-related practices, compensation approaches for the executive and broad employee populations, and talent management, including, but not limited to, succession planning, employee and leadership development.

Following our original three and this expanded set of principles, we have redesigned the Company’s senior executive annual incentive program to increase its link to performance against the Company and its units’ key financial and strategic objectives by providing individual incentive payouts directly tied to the achievement of pre-established performance goals set at the beginning of the plan year and approved by the Committee. Specifically, annual incentive awards for senior executives will be based on the achievement of pre-defined operating income, operating margin, and other measurable individual performance goals. We believe these goals serve to focus executives on the factors that are critical to the future success and financial health of the Company.

In addition, 2005 long-term incentive awards will be delivered in the form of stock options, restricted stock and/or performance-based stock, the grant of which is contingent on the Company or unit’s attainment of pre-established multi-year performance goals. Generally, stock options will vest in increments of one-third on the second, third and fourth anniversaries of the date of grant. Restricted stock grants vest fully on the third anniversary of the date of grant and performance-based stock grants will be tied to the attainment of three-year operating margin and revenue growth goals of the unit and may vary from 0% to 200% of target award levels based on performance.

We approved the revised long-term incentive design to reinforce the achievement of critical performance priorities of the Company, improve the performance-orientation of executive total compensation, better align management and shareholder interests, and facilitate executive stock ownership. Stock option grants and performance-based restricted stock grants made in 2005 and beyond are intended to comply with Section 162(m) consistent with the Committee’s policy stated above.

Conclusion

Attracting, motivating and retaining talented employees and managers is central to our mission of increasing long-term shareholder value. Aligning our executives’ interests to our shareholders, making certain that compensation is linked to performance, and ensuring that executive compensation is competitive within the source markets for the Company’s talent are our objectives and the cornerstones of our methodology. We believe that Interpublic’s 2004 executive compensation program met these objectives.

Respectfully submitted,
Reginald K. Brack, Chair
H. John Geeniaus
J. Phillip Samper

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
THE S&P 500 AND PEER GROUP INDICES(2)

	1999	2000	2001	2002	2003	2004
Interpublic	100.0	74.46	52.27	25.36	28.09	24.13
S & P 500	100.0	90.89	80.09	62.39	80.29	89.02
Peer Group	100.0	80.11	69.67	46.01	59.32	59.43

(1)          Assumes $100 is invested on December 31, 1999, and that all dividends are reinvested.

(2)          The Peer Group index for 2003 consists of Interpublic, Omnicom, Grey Advertising and WPP Group. The Peer Group also included, for years prior to 2003, Cordiant plc which was acquired by WPP Group on August 1, 2003, for years prior to 2001, True North Communications, Inc., which was acquired by Interpublic in June 2001, and for the years prior to 2000, Young and Rubicam, Inc., which was acquired by WPP Group in October 2000. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Interpublic’s directors and executive officers, and persons who beneficially own more than 10 percent of a registered class of Interpublic’s equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of Interpublic’s equity securities.

To Interpublic’s knowledge, based upon the reports filed or written statements that no such reports were required to be filed, during the fiscal year ended December 31, 2004, none of Interpublic’s directors or executive officers failed to file on a timely basis reports required by Section 16(a) of the Exchange Act.

Related Party Transactions

Since January 1, 2004, a brother of Christopher J. Coughlin, who resigned as Chief Financial Officer of Interpublic as of December 31, 2004, was employed by a subsidiary of Interpublic at an annual salary of $250,000.

2. ADOPTION OF THE INTERPUBLIC GROUP OF COMPANIES
EMPLOYEE STOCK PURCHASE PLAN (2006)

At the 1995 Annual Meeting, the stockholders approved the adoption of the Employee Stock Purchase Plan (1995) of the Company (the “1995 Plan”). Under the 1995 Plan, employees of the Company and its subsidiaries, including officers and those directors who were employees of the Company have been entitled to purchase shares of Interpublic Common Stock of the Company at a 15% discount from the market price on the date of purchase and without payment of a commission. Subject to stockholder approval, the Company’s Board of Directors on October 17 , 2005 approved the establishment of an Interpublic Group of Companies Employee Stock Purchase Plan (2006) (the “2006 Plan”) to replace the 1995 Plan which by its terms expired on June 30, 2005.

Description of the 2006 Plan

The following description of the 2006 Plan is qualified in its entirety by reference to the text thereof set forth in Appendix B.

Under the Plan, the Company, beginning January 1, 2006, may make offerings of shares of Interpublic Common Stock. Each offering will be approximately three months in duration, and one offering period may not overlap with another offering period under the Plan. An aggregate of 15,000,000 shares will be reserved for issuance under the Plan. An employee may not purchase more than 900 shares under any three-month offering.

An eligible employee may participate in an offering by authorizing payroll deductions of up to 10% of compensation during the offering period. Participants in the 2006 Plan will be offered Common Stock of the Company at a price per share equal to 90% of the lesser of the market price of a share on the offering date or the market price of a share on the last business day of the offering period, and without commission. All employees of the Company and certain of its subsidiaries will be eligible to participate in the 2006 Plan in accordance with such rules as may be prescribed from time to time by the Committee administering the 2006 Plan, which rules may neither permit nor deny participation in the 2006 Plan contrary to the requirements of the Internal Revenue Code or IRS regulations. No employee is entitled to purchase shares under the 2006 Plan if, after giving effect to a purchase right, the employee owns or is entitled to acquire 5% or more of the total combined voting power or value of all classes of stock of the Company and its subsidiaries. No employee is permitted to accrue the right to purchase stock under the 2006 Plan or any other stock purchase plan of the Company or its subsidiaries at a rate exceeding $25,000 of the fair market value of the stock in any calendar year.

The Board of Directors may at any time, or from time to time, amend the 2006 Plan in any respect, except that without the approval of shareholders, the 2006 Plan may not be amended (i) to increase or decrease the number of shares of Interpublic Common Stock reserved for issuance under the 2006 Plan or (ii) decrease the purchase price per share of the Interpublic Common Stock sold under the 2006 Plan.

The 2006 Plan will terminate on December 31, 2015, or, if earlier, when all of the shares authorized for issuance under the 2006 Plan are sold or the Board of Directors in its discretion determines to terminate the 2006 Plan.

Management estimates that approximately 17,000 employees of the Company and its subsidiaries, including three directors who are employees of the Company or its subsidiaries and other officers of the Company, will be eligible to participate in the 2006 Plan. The benefits to be received from the 2006 Plan will depend on the extent to which employees elect to participate and, therefore, are not determinable.

U.S. Federal Income Tax Consequences

The 2006 Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. For U.S. federal income tax purposes, an employee does not realize income when the employee purchases shares under the Plan. If an employee disposes of shares purchased in an offering under the Plan more than two years after the date of the offering and more than one year after the date of purchase (the “holding periods”), the employee will realize ordinary income in the year of the disposition equal to the lesser of (a) the excess of the amount realized on the disposition over the purchase price or (b) 10% of the value of the shares on the date of the offering. Any additional gain that the employee realizes will be capital gain. If the employee does not dispose of the shares before the holding periods expire, the Company and its subsidiaries will not be entitled to a deduction in connection with the employee’s purchase or disposition of the shares. If the employee disposes of the shares before the holding periods expire, the employee will realize ordinary income in the year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price that the employee paid for the shares; any additional gain that the employee realizes will be capital gain, and the Company or a subsidiary generally will be entitled to deduct an amount equal to the ordinary income realized by the employee.

The affirmative vote of the majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INTERPUBLIC GROUP
OF COMPANIES EMPLOYEE STOCK PURCHASE PLAN (2006)

3. APPOINTMENT OF INDEPENDENT AUDITORS

PricewaterhouseCoopers has been appointed and is acting as independent auditors of Interpublic for 2004. This firm has been Interpublic’s independent auditors since 1952. PricewaterhouseCoopers has advised Interpublic that they are independent auditors with respect to Interpublic and its subsidiaries within the meaning of the rules and regulations of the SEC.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Interpublic is submitting to the vote of shareholders at the annual Meeting a proposal to confirm the appointment of PricewaterhouseCoopers LLP as independent auditors of Interpublic for the year 2005. Interpublic is submitting this proposal to you because the Board of Directors believes that such action follows sound corporate practice. If you do not confirm the appointment of independent auditors, the Board of Directors will consider it a direction to consider selecting other auditors for 2006. However, even if you confirm the appointment, the Board of Directors may still appoint new independent auditors at any time during 2005 if it believes that such a change would be in the best interests of Interpublic and its stockholders.

Fees Paid to PricewaterhouseCoopers

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers for audit services performed in connection with the consolidated financial statements and reports for fiscal years 2004 and 2003, respectively, and for other services rendered during those years with respect to Interpublic and its subsidiaries.

Fee Category	2004	% of Total	2003	% of Total
Audit Fees	$81,210,000	88%	$26,540,000	67%
Audit Related Fees	3,692,100	4%	3,909,000	10%
Tax Fees	7,768,000	8%	8,918,900	23%
All Other Fees	—		—
Total Fees	$92,670,100	100%	$39,367,900	100%

Audit Fees:   Consists of fees billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit Related Fees:   Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connections with acquisitions/divestitures, assisting Interpublic with its preparations for compliance with Section 404 of the Sarbanes Oxley Act of 2002, advice on policies and procedures regarding the financial statement close process, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:   Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consist of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

All Other Fees:   There were no amounts that comprised other fees

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee approves all audit and permissible non-audit services provided by the independent auditors. The permissible non-audit services may include audit-related services, tax-related services and all other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to its Chairman for projects less than $100,000, who must report any decision to the Audit Committee at the next scheduled meeting.

The affirmative vote of the majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

4. STOCKHOLDERS’ PROPOSAL RECOMMENDING THAT THE BOARD ARRANGE FOR THE
PROMPT SALE OF THE COMPANY TO THE HIGHEST BIDDER

Interpublic is advised that a stockholder intends to present the proposal set forth below for consideration and action by stockholders at the Annual Meeting. The name and address of this stockholder and the number of shares of Common Stock the stockholder has stated that he owns will be furnished to any shareholder by Interpublic promptly upon receipt by Interpublic of an oral or written request for such information. The text of the stockholder’s proposal and supporting statement is as follows:

Text of Shareholder Proposal

Resolved that the shareholders of Interpublic Group of Companies, Inc. urge the Interpublic Group of Companies, Inc. Board of Directors to arrange for the prompt sale of Interpublic Group of Companies, Inc. to the highest bidder.

Supporting Statement

The purpose of the Maximize Value Resolution is to give all Interpublic Group of Companies, Inc. shareholders the opportunity to send a message to the Interpublic Group of Companies, Inc. Board that they support the prompt sale of Interpublic Group of Companies, Inc. to the highest bidder. I believe that a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Interpublic Group of Companies, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Interpublic Group of Companies, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Interpublic Group of Companies, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

Interpublic’s Statement in Opposition

The Board believes the proposed action is not in the best interest of Interpublic or its shareholders. The Board agrees that its primary obligation is to maximize long-term shareholder value; however, the Board unanimously opposes the view that the way to maximize value is to put Interpublic up for sale in an auction process.

The Board continuously reviews Interpublic’s business to determine how to maximize value for the shareholders. The Board evaluates the current portfolio of businesses, assesses business processes and passes judgment on the results achieved by management. The Board considers all available strategic and tactical options, including the conditions under which a sale of Interpublic should be considered.

Vote Required

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

INFORMATION FOR STOCKHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER.

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and proxy statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s 2004 Annual Report and this Proxy Statement. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary or by calling

Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and the number of your account.

If you would like to receive a separate copy of the 2004 Annual Report or this Proxy Statement, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN.

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Interpublic’s Common Stock equivalent to the interest in Interpublic’s Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank (“JPMorgan”), the trustee of the Plan, pursuant to the proxy card being mailed with this document to Plan participants. JPMorgan has informed us that it will vote shares in accordance with duly executed instructions if received on or before November 9, 2005. JPMorgan further informs us that if JPMorgan does not receive timely instructions, the Common Stock credited to that participant’s account, pursuant to the terms of the Trust Agreement executed by Interpublic and JPMorgan, will not be voted by JPMorgan. JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

SOLICITATION OF PROXIES

This solicitation of proxies is made on behalf of the Board of Directors of Interpublic. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone, telefax, e-mail or other means by officers, directors and employees of Interpublic, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees for the account of their customers will be reimbursed for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by Interpublic. D.F. King & Co., New York, N.Y., has been retained to assist Interpublic in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $9,000, plus reasonable out-of-pocket expenses. Interpublic also has agreed to indemnify D.F. King for certain liabilities, including liabilities arising under the federal securities laws.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,
Nicholas J. Camera
Secretary
October 21, 2005

APPENDIX A

THE INTERPUBLIC GROUP OF COMPANIES, INC.

AUDIT COMMITTEE CHARTER

Purpose of Committee

The purpose of the Audit Committee of the Board of Directors of The Interpublic Group of Companies, Inc. (IPG) is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of IPG’s financial statements, (ii) the qualifications, independence and performance of IPG’s independent auditors, (iii) the performance of IPG’s internal audit function, and (iv) compliance by IPG with legal and regulatory requirements.

The Committee also:

•       Prepares the Audit Committee report that Securities and Exchange Commission (“SEC”) rules require to be included in IPG’s annual proxy statement, and

•       Provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board and the Committee.

The Committee shall report to the Board on a regular basis.

Committee Membership

The Committee shall comprise three or more directors, each of whom, in the business judgment of the Board, shall satisfy the independence and experience requirements of the New York Stock Exchange and any other legal and regulatory requirements. At least one member shall be a financial expert as defined by the SEC.

Members of the Committee shall be recommended by the IPG Directors and be elected by the full Board. The Committee members will be listed in the annual report to stockholders.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including full access to IPG employees and officers and internal or external advisors or consultants. If in the course of fulfilling its duties, the Committee wishes to consult with outside legal, accounting or other advisors, the Committee may retain these advisors without seeking Board Approval. IPG shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

Committee Structure and Operations

The Board shall designate one member of the Committee as its Chair. The Committee may meet in person or telephonically or act by unanimous written consent. The Committee Chair, in consultation with Committee members, shall determine the schedule of meetings of the Committee, but no less than at least quarterly. Further meetings shall occur, or matters submitted for action by unanimous written consent, when deemed necessary or desirable by the Committee, its Chair or the Chairman of IPG. The Committee is to meet periodically in separate executive sessions with the Chief Financial Officer (and/or other management personnel) internal audit and the independent auditors.

The scheduling of meetings is the responsibility of the Committee Chair. The Committee Chair, who may consult with internal audit, management or other Committee members, develops the Committee’s agenda for its meetings. Where practicable, materials should be distributed to Committee members prior to each Committee meeting.

Delegation to Subcommittee

The Committee may delegate all or a portion of its duties and responsibilities to subcommittees of the Committee.

Attendance

The Committee Chair may invite such members of management, the Board, representatives of the independent auditors and internal audit and other persons to the Committee’s meetings, as he or she may deem desirable or appropriate.

Committee Authorities, Duties and Responsibilities

The following are the authorities, duties and responsibilities of the Committee:

1.                 To have the sole authority to select, (subject to shareholder ratification) retain and terminate IPG’s independent auditors. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee. The Committee shall:

•       Review and discuss with the independent auditors the scope, staffing and general extent of the audit. The Committee’s review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

•       Pre-approve all services, both audit (including all audit engagement fees and terms), and permitted non-audit, to be performed for IPG by the independent auditors. The Committee:

•        may consult with management in the decision making process, but may not delegate this authority to management.

•        may, from time to time, delegate its authority to pre-approve such services to one or more Committee members, provided that any such approvals are presented to the full Committee at the next scheduled Audit Committee meeting.

•        hereby delegates to the Chair of the Committee the authority to pre-approve audit or non-audit services whenever compensation for such services is $100,000 or less, provided that any such approvals are presented to the full Committee at the next scheduled Audit Committee meeting.

•       Evaluate the independent auditors’ qualifications, performance and independence, including considering whether the independent auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditors’ independence and present the Committee’s conclusions and recommendations with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, the Committee shall:

•        Review a report or reports prepared at least annually by the independent auditors:

•       describing their internal quality control procedures,

•       describing any material issues raised by (i) the most recent peer or internal quality control review of the firm or (ii) by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more audits carried out by the firm and any steps taken to deal with any such issues, and

•       describing all relationships between the independent auditors and IPG and providing confirmations with respect to the SEC’s auditor independence rules.

•        Review and evaluate the senior members of the independent auditors’ team, particularly the lead partner of the independent auditors.

•        Discuss with management and internal audit their views of the independent auditors’ performance.

The Committee shall set clear policies with management for the hiring of current or former employees of the independent auditors, who participated in any capacity in the audit of IPG.

2.                 To review and discuss with management, and the independent auditors, in separate meetings if the Committee deems it appropriate:

•       the annual audited financial statements, including IPG’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of IPG’s Form 10-K and recommend to the Board whether the audited financial statements should be included in IPG’s Form 10-K,

•       the quarterly financial statements, including IPG’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of IPG’s Form 10-Q including the results of the independent auditors’ review of the quarterly financial statements,

•       any major issues regarding accounting principles and financial statement presentations, alternatively—significant financial reporting issues and judgments made in connection with the preparation of IPG’s financial statements, including any significant changes in IPG’s selection or application of accounting principles,

•       any analyses or other written communications prepared by management, and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements,

•       the effect of regulatory and accounting initiatives including any SEC investigations or proceedings, as well as off-balance sheet structures, on the financial statements of IPG and

•       any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding IPG’s financial statements or accounting policies.

•       disclosures made to the Audit Committee by IPG’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form-10K and Form 10-Q’s about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in IPG’s internal controls.

3.                 To review and discuss with the independent auditors:

•       reports from the independent auditors on:

•        all critical accounting policies and practices,

•        all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and

•        other material written communications between the independent auditors and IPG management, such as any management letter or schedule of unadjusted differences;

•       their judgments about the quality of IPG’s accounting principles used in financial reporting, and may request confirmation from the independent auditors at the end of each of the four quarters of the year that they have nothing to report to the Committee, if that is the case, or the enumeration of required reporting issues; and

•       their views about the quality of IPG’s financial and accounting personnel.

4.                 To discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be communicated by the independent auditors by Statement on Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit, including:

•       Any restrictions on the scope of activities or access to requested information,

•       any significant disagreements with management,

•       any accounting adjustments that were noted or proposed by the independent auditors but were “passed” as immaterial or otherwise,

•       any significant consultation on matters that otherwise are required to be disclosed to the Committee made with the external auditors’ national office, and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to IPG.

The Committee shall receive a written communication provided by the independent auditors concerning their judgment about the quality of IPG’s accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management’s representation concerning audit adjustments.

5.                 To review with IPG’s management, internal audit and independent auditors IPG’s significant accounting and financial reporting controls, any major issues as to the adequacy of IPG’s internal controls and any special audit steps adopted in light of material control deficiencies. Obtain annually, the independent auditors management letter as to their commentary on internal control recommendations.

6.                 To meet with management, internal audit and the independent auditors to discuss any relevant significant recommendations that the independent auditors may have, particularly those characterized as “material”, reportable” or “serious”.

7.                 To discuss with management, IPG’s policies with respect to earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information. The Committee or its Chair may review any of IPG’s earnings press releases as the Committee or the Chair deems appropriate.

8.                 To discuss with management and internal audit IPG’s major financial risk exposures and the steps that have been taken to monitor and control such exposures, including IPG’s risk assessment and risk management policies, i.e. Enterprise Risk Management, utilizing the COSO framework.

9.                 To review the scope of internal audit’s work plan for the year. The Committee should discuss the responsibilities, budget and staffing of internal audit with the independent auditors. The Committee should also receive regular reports of major findings by internal audit and how management is addressing the conditions reported.

10.          To review the appointment and replacement of the senior internal audit executive.

11.          To oversee compliance with IPG’s Code of Ethics and report on such compliance to the Board. Review reports and disclosures of insider and affiliated party transaction. The Committee shall consider any reports from the independent auditors pursuant to Section 10AQ(b) of the Securities Exchange Act of 1934.

12.          To establish procedures for:

•       The receipt, retention and treatment of complaints received by IPG regarding accounting, internal accounting controls or auditing matters, and

•       The confidential, anonymous submission by employees of IPG of concerns regarding questionable accounting or auditing matters.

The Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

13.          To review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit Committee requirements.

14.          To review and assess the Company’s compliance to its Anti-fraud Program as required under the Sarbanes-Oxley Act of 2002.

15.          Any other duties or responsibilities expressly delegated to the Committee by the Board.

Committee Report

The Committee shall produce and provide to the Board the Audit Committee Report for inclusion in IPG’s proxy statement in accordance with applicable SEC rules and regulations.

Performance Evaluation

The Committee shall evaluate at least annually its own performance.

Limitation of Committee Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that IPG’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. IPG’s financial statements are the responsibility of management. The independent auditors are responsible for planning and conducting audits to determine whether the financial statements present fairly in all material respects the financial position of IPG. Furthermore, while the Audit Committee is responsible for reviewing IPG’s policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to determine the appropriate level of IPG’s exposure to risk.

Approved by the Board of Directors (2004)

Appendix B

THE INTERPUBLIC GROUP OF COMPANIES
EMPLOYEE STOCK PURCHASE PLAN (2006)

The purpose of the Plan is to provide employees an opportunity to purchase shares of IPG stock through offerings to be made from time to time during the ten-year period commencing January 1, 2006. 15,000,000 shares in the aggregate are reserved for this purpose.

1.   Administration:   The Plan shall be administered by a Committee appointed by the Board of Directors, consisting of at least 3 members. The Committee shall have authority to adopt rules and regulations for the administration of the Plan; its interpretations and decisions with regard thereto shall be final and conclusive.

2.   Eligibility:   All employees of the Corporation and any subsidiaries designated by the Committee shall be eligible to participate in the Plan, subject to and in accordance with such rules as the Committee may prescribe from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Code (including, but not limited to, Section 423(b)(3), (4) and (8) thereof) and the regulations promulgated thereunder. Unless the Committee determines otherwise, the following employees shall not be eligible to participate in an offering:

(a)    employees who were not employed by the Corporation or one of its subsidiaries on the Eligibility Date,

(b)   employees whose customary employment on the Date of Offering is 20 hours or less per week, and

(c)    employees whose customary employment on the Date of Offering is for not more than 5 months in any calendar year.

Notwithstanding the foregoing, no employee may be granted an option to purchase IPG stock under an offering if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of stock of the Corporation or its subsidiaries. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock that an employee may purchase under outstanding options shall be treated as stock owned by the employee.

3.   Offerings:   The Corporation shall make one or more offerings to eligible employees to purchase IPG stock under the Plan. The first such offering shall be made on the Date of Offering specified by the Committee, which shall occur no earlier than January 1, 2006. The Date of Offering for each subsequent offering shall not occur before the expiration of approximately 3 months since the next preceding Date of Offering. The terms and conditions of each such offering shall specify the number of shares of IPG stock that may be purchased thereunder and a Purchase Period of approximately 3 months’ duration, commencing on the Date of Offering. The Purchase Period for one offering shall not overlap with the Purchase Period for any other offering. An eligible employee’s participation in an offering shall be based on the Compensation that such eligible employee receives during the Purchase Period for such offering (or during the portion of such Purchase Period in which the eligible employee elects to participate).

4.   Participation:   An employee who is eligible to participate in an offering may elect, in a manner approved by the Committee, to participate in such offering. Such election shall authorize a regular payroll deduction from the employee’s Compensation and shall specify the date on which such deduction is to commence, which may not be retroactive.

5.   Deductions:   The Corporation shall maintain payroll deduction accounts for all participating employees. An eligible employee may authorize a payroll deduction, with respect to an offering, of up to a maximum of 10% of the Compensation he receives during the Purchase Period for such offering (or during the portion of such Purchase Period in which the eligible employee elects to participate).

No employee may be granted an option that permits his rights to purchase stock under the Plan, or any other stock purchase plan of the Corporation or its subsidiaries, to accrue (within the meaning of Section 423(b)(8) of the Code and the regulations thereunder) at a rate that exceeds $25,000 of the fair market value of stock (determined at the date of the offering) for each calendar year in which the option is outstanding at any time.

6.   Deduction Changes:   An eligible employee may elect, in a manner approved by the Committee, to increase or decrease his payroll deduction. The change may not become effective sooner than the next pay period after the employee makes such election. During a Purchase Period, an eligible employee may elect to increase his payroll deduction only once and to reduce his payroll deduction only once.

7.   Withdrawal of Funds:   An employee may at any time and for any reason permanently withdraw the balance accumulated in his payroll deduction account hereunder, and thereby withdraw from participation in the then-current offering. He may thereafter begin participation again only once during the remainder of the Purchase Period specified in such offering. Partial withdrawals shall not be permitted.

8.   Purchase of Shares:   Each employee participating in any offering under the Plan shall be granted an option, on the Date of Offering, for as many full shares of IPG stock as he elects to purchase with the following amounts:

(a)    up to 10% of the Compensation received by such employee during the specified Purchase Period (or during the portion of such Purchase Period in which the eligible employee elects to participate), to be paid by payroll deductions during such period; and

(b)   the balance (if any) carried forward from his payroll deduction account for the preceding Purchase Period pursuant to the final paragraph of this Section 8.

Notwithstanding the preceeding sentence, in no event may the number of shares of IPG stock purchased by any employee under an offering exceed 900 shares.

Payroll deductions from an eligible employee’s Compensation shall be made under each offering to the extent authorized by such employee in a manner approved by the Committee and subject to the limitations that apply to such offering. A separate payroll deduction account shall be maintained for each participating employee with respect to each offering. The payroll deductions from an eligible employee’s Compensation during the Purchase Period for an offering shall be credited to such employee’s payroll deduction account for such offering.

The purchase price for each share purchased under any offering shall be equal to 90% of the lesser of (i) the Average Market Price on the Date of Offering or (ii) the Average Market Price on the last business day of the Purchase Period specified by the offering.

As of the last business day of each Purchase Period, the balance in each participating employee’s payroll deduction account and the purchase price for such Purchase Period shall be determined. If a participating employee has sufficient funds in his payroll deduction account to purchase one or more full shares of IPG stock as of such date, the employee shall be deemed to have exercised his option to purchase such share or shares of IPG stock at such price, his payroll deduction account shall be charged for the amount of the aggregate purchase price for such share or shares, and the ownership of such share or shares shall be appropriately evidenced on the books of the Corporation. If an employee purchases shares of IPG stock hereunder, the Corporation shall deliver, or cause to be delivered, promptly to such employee, a statement reflecting the status of his payroll deduction account.

A participating employee may not purchase a share of IPG stock under any offering after the end of the applicable Purchase Period for such offering. Any balance remaining in an employee’s payroll deduction account at the end of a Purchase Period shall be carried forward into the employee’s payroll deduction account for the following Purchase Period under the Plan or, upon the termination of the Plan, into the employee’s payroll deduction account for the first Purchase Period under any successor plan if a successor plan is then in effect. In no event shall the balance carried forward from a Purchase Period be equal to or greater than the purchase price for such Purchase Period. Any balance remaining in an employee’s payroll deduction account at the termination of the Plan shall be refunded automatically to such employee in accordance with Section 18 hereof unless a successor plan becomes effective immediately following the termination of the Plan.

9.   Issuance of Certificates:   The Corporation shall issue certificates for shares of IPG stock purchased under the Plan to participating employees upon request.

10.   Registration of Certificates:   Certificates for shares of IPG stock purchased under the Plan shall be registered only in the name of the employee, provided that if the employee so elects, in a manner approved by the Committee, such certificates shall be registered in the employee’s name jointly with a member of his family, with right of survivorship. If an employee resides in a jurisdiction that does not recognize such a joint tenancy, such employee may elect, in a manner approved by the Committee, to have such certificates for shares of IPG stock registered in his name as tenant in common with a member of his family, without right of survivorship.

11.   Definitions:   “Average Market Price” on any day means the average of the high and low sales prices, on such day, of shares of IPG stock on the principal securities exchange on which such shares are traded or, if there are no such sales on such day, then the average of the high and low sales prices of such shares on the day or days that the Committee determines to be appropriate for purposes of valuation.

“Board of Directors” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee appointed by the Board of Directors pursuant to Section 1 hereof.

“Compensation” means only basic compensation, including any employer contribution to a profit-sharing or stock bonus plan (including the Interpublic Savings Plan) or to any other employee benefit plan to the extent that such employer contribution represents an amount that would have been paid to the employee in cash, as basic compensation, but for the employee’s election pursuant to a qualified cash or deferred arrangement under Section 401(k) of the Code (an “elective cash or deferred contribution”) or pursuant to a cafeteria plan within the meaning of Section 125 of the Code (a “salary reduction contribution”), and excluding overtime, bonuses, cost-of-living allowances, deferred compensation awards (apart from any elective cash or deferred contribution), or any other extra payment of any kind (apart from any salary reduction contribution). Solely for purposes of the Plan, “Compensation” consisting of an elective cash or deferred contribution or a salary reduction contribution shall be deemed to be received by the employee on the date on which the contribution would have been paid to the employee but for the employee’s election.

“Corporation” means The Interpublic Group of Companies, Inc.

“Date of Offering” shall be the first Working Day during the Purchase Period specified for any offering made under the Plan.

“Eligibility Date” means, with respect to every offering with a Date of Offering in the same calendar year, the first day of the second calendar month immediately preceding the first Date of Offering in such calendar year. For example, if February 1st is the first Date of Offering in a calendar year, the

December 1st immediately preceding such February 1st shall be the Eligibility Date for every offering with a Date of Offering in such calendar year.

“IPG stock” means the common stock of the Corporation.

“Plan” means The Interpublic Group of Companies, Inc. Employee Stock Purchase Plan (2006), as set forth herein and as amended from time to time.

“Purchase Period” means the period of approximately 3 months, commencing on the Date of Offering and during which an eligible employee may purchase shares of IPG stock.

“Subsidiary” means any subsidiary of the Corporation, whether presently a subsidiary or hereafter becoming a subsidiary, all within the meaning of Section 424(f) of the Code and the regulations promulgated thereunder.

“Working Day” means a day other than a Saturday, Sunday, or a holiday scheduled by the Corporation.

12.   Rights as a Stockholder:   None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under the Plan unless and until such shares shall have been appropriately evidenced on the books of the Corporation.

13.   Rights on Retirement, Death or Termination of Employment:   In the event of a participating employee’s retirement, death, or termination of employment, a payroll deduction shall be taken from any Compensation due and owing to him on the date of such event, and the balance in his payroll deduction account shall be applied at the end of the then-current Purchase Period in accordance with Section 8 hereof after which any then-remaining balance in such account shall be paid to the employee or, in the event of his death, to his estate.

14.   Rights Not Transferable:   Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during his lifetime only by him.

15.   Application of Funds:   All funds received or held by the Corporation under the Plan may be used for any corporate purpose.

16.   Adjustment in Case of Changes Affecting IPG Stock:   In the event of a subdivision of the outstanding shares of IPG stock, or the payment of a stock dividend on shares of IPG stock, the number of shares of IPG stock reserved under the Plan, including shares covered by outstanding grants to participating employees, shall be increased proportionately, and the purchase price for each participant at such time reduced proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting IPG stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

17.   Amendment of the Plan:   The Board of Directors may at any time, or from time to time, amend the Plan in any respect, except that, without the approval of the stockholders of the Corporation, no amendment shall be made (i) increasing or decreasing the number of shares reserved under the Plan (other than as provided in Section 16 hereof) or (ii) decreasing the purchase price per share (other than as provided in Section 16 hereof).

18.   Termination of the Plan:   The Plan and all rights of employees under any offering hereunder shall terminate on December 31, 2015, or, if earlier:

(a)    on the day that participating employees become entitled to purchase a number of shares of IPG stock equal to or greater than the number of such shares then available for purchase hereunder. If the number of shares of IPG stock so purchasable exceeds the number of such shares then available for purchase hereunder, the available shares of IPG stock shall be allocated by the Committee among such participating employees in such manner (consistent with the requirements of Section 423(b)(4) and (5) of the Code and the regulations thereunder) as it deems fair; or

(b) on any other date determined by the Board of Directors in its discretion.

The Purchase Period under any offering hereunder may not end after December 31, 2015. Upon termination of the Plan, all amounts in the payroll deduction accounts of participating employees shall be promptly refunded unless those amounts are carried forward, in accordance with the final paragraph of Section 8 hereof, into the payroll deduction accounts established under a successor plan.

19.   Governmental Regulations:   The Corporation’s obligation to sell and deliver IPG stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

20.   General Provisions:

(a)    Effective Date.   The Plan shall become effective on January 1, 2006.

(b)   No Right to Options; No Shareholder Rights.   No employee shall have any right to be granted any option under the Plan. No person shall have any rights as a shareholder with respect to any IPG stock to be issued under the Plan prior to the issuance thereof.

(c)    No Right to Employment.   No person shall have any claim or right to be granted an option, and the grant of an option shall not be construed as giving any person the right to be retained in the employ of the Corporation or any subsidiary. Further, the Corporation and each subsidiary expressly reserve the right at any time to dismiss an employee free from any liability, or any claim under the Plan, except as expressly provided herein.

(d)   Severability of Provisions.   If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(e)    Incapacity.   Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Committee, the Board of Directors, the Corporation, and all other parties with respect thereto.

(f)    Rules of Construction.   Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be deemed to refer also to the plural; and references to a statute or statutory provision shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted.

(g)    Headings and Captions.   The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(h)   Applicable Law.   The validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New York (without regard to its rules regarding choice of law).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 and 3, AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
PLEASE MARK YOUR VOTES AS IS IN THIS EXAMPLE			☒	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.		FOR	AGAINST	ABSTAIN
1. Election of Directors
			WITHHELD			☐	☐	☐
Nominees:		FOR	FOR ALL	2.	Approval of The Interpublic Group of
01. Frank J. Borelli 02. Reginald K. Brack 03. Jill M. Considine 04. Richard A. Goldstein	05. H. John Greeniaus 06. Michael I. Roth 07. J. Phillip Samper 08. David Thomas	☐	☐		Companies Employee Stock Purchase Plan (2006).
						FOR	AGAINST	ABSTAIN
				3.	Confirmation of the appointment of PricewaterhouseCoopers as independent auditors for 2005.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
For, except vote withheld from the following nominee(s):				4.	Shareholder Proposal Concerning the Sale of Interpublic.	☐	☐	☐

WILL ATTEND
					If you plan to attend the Annual Meeting please mark the WILL ATTEND box.	☐

Signature		Signature				Date

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet, Telephone, or Mail

24 Hours a Day, 7 Days a Week

Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ipg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you submit your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at http://www.Interpublic.com

FORM OF PROXY

THE INTERPUBLIC GROUP OF COMPANIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, November 14, 2005

The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Nicholas J. Camera, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, on Monday, November 14, 2005 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank (“JPMorgan”), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THE INTERPUBLIC GROUP OF COMPANIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

November 14, 2005

9:30 A.M.

MCGRAW HILL BUILDING,
1221 AVENUE OF THE AMERICAS,
NEW YORK, NEW YORK